Exhibit 10.12
Execution Version
THIS AGREEMENT IS SUBJECT TO THAT CERTAIN SUBORDINATION AGREEMENT, DATED AS OF DECEMBER 18, 2025, BETWEEN SILICON VALLEY BANK, A DIVISION OF FIRST-CITIZENS BANK & TRUST COMPANY, AS FIRST LIEN LENDER, AND SILICON VALLEY BANK, A DIVISION OF FIRST-CITIZENS BANK & TRUST COMPANY, AS SECOND LIEN AGENT.

MEZZANINE LOAN AND SECURITY AGREEMENT
THIS MEZZANINE LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of the Effective Date among (a) FIRST-CITIZENS BANK & TRUST COMPANY (“FCB”), in its capacity as administrative agent and collateral agent (“Agent”), (b) SILICON VALLEY BANK, A DIVISION OF FIRST-CITIZENS BANK & TRUST COMPANY, as a lender, (c) (i) ARIZONA INNOVATION CREDIT FUND, L.P., as a lender on behalf of Arizona Innovation Credit Fund, L.P. – Pool II (“AICF II”) and (ii) INNOVATION CREDIT SMA II, L.P., as a lender on behalf of Innovation Credit SMA II, L.P. – Pool II (“SMA” and together with AICF II collectively “Pinegrove”) (d) (i) HERCULES CAPITAL, INC., a Maryland corporation, as a lender (“Hercules Capital”), (ii) HERCULES PRIVATE CREDIT FUND 1 L.P., a Delaware limited partnership, as a lender (“HPCF 1”), (iii) HERCULES VENTURE GROWTH CREDIT OPPORTUNITIES FUND 1 L.P., a Delaware limited partnership, as a lender (“HVGCOF 1”), (iv) HERCULES GROWTH LENDING FUND IV LP, a Delaware limited partnership, as a lender (“HGLF IV”), and (v) HERCULES EVERGREEN FUND LP, a Delaware limited partnership, as a lender (“HEF” and, together with Hercules Capital, HPCF 1, HVGCOF 1, and HGLF IV, individually and collectively, “Hercules” and together with FCB, Pinegrove and each of the other lenders from time to time a party hereto collectively, the “Lenders”, and each individually, a “Lender”), and (e) (i) HAWKEYE 360, INC., a Delaware corporation (“Parent”) and (ii) HAWKEYE 360 FEDERAL, INC., a Delaware corporation (“HE Federal” and together with Parent, jointly and severally, individually and collectively, as the context requires, “Borrower”). The parties agree as follows:
1    LOAN AND TERMS OF PAYMENT
1.1    Term Loan.
(a)    Availability. Subject to the terms and conditions of this Agreement, upon Borrower’s request on the Effective Date, the Lenders, severally and not jointly, shall make a term loan advance in the original principal amount of $34,000,000 (the “Term Loan Advance”). Borrower may request the Term Loan Advance as set forth on Schedule I hereto. The Term Loan Advance shall be made according to the respective Term Loan Commitment Percentages of the Lenders.
(b)    Repayment. Borrower shall repay the Term Loan Advance as set forth in Schedule I hereto. All outstanding principal and accrued and unpaid interest under the Term Loan Advance (including the PIK Amount), and all other outstanding Obligations with respect to such Term Loan Advance, are due and payable in full on the Term Loan Maturity Date.
(c)    Permitted Prepayment. Borrower shall have the option to prepay all, but not less than all, of the Term Loan Advance, provided Borrower (i) delivers written notice to Agent of its election to prepay the Term Loan Advance at least five (5) Business Days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) the outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advance (including the PIK Amount), (B) the Prepayment Fee (if applicable), (C) the Final Payment and (D) all other sums, if any, that shall have become due and payable with respect to the Term Loan Advance, including Lender Expenses and interest at the Default Rate with respect to any past due amounts.
(d)    Mandatory Prepayment Upon an Acceleration. If the Term Loan Advance is accelerated by Agent or the Lenders following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Agent, for the account of the Lenders in accordance with their respective Pro Rata Share, an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advance (including the PIK Amount), (ii) the Prepayment Fee (if applicable), (iii) the Final Payment and (iv) Lender

Expenses and all other sums, if any, that shall have become due and payable with respect to the Term Loan Advance, including interest at the Default Rate with respect to any past due amounts.
1.2    Overadvances. If:
(a)    as of any month end on or prior to December 31, 2026 for which financial statements have been (or were required to have been) delivered to Agent pursuant to Section 5.3(a), (i) Borrower’s unrestricted and unencumbered (excluding Liens arising under this Agreement and Liens permitted pursuant to clauses (j) or (n) of the definition of Permitted Liens) cash and Cash Equivalents subject to a Control Agreement in favor of Agent for the benefit of the Lenders in accordance with this Agreement (except that cash and Cash Equivalents held in the SAM Account may be included in foregoing calculation without such a Control Agreement until such time that a Control Agreement is required pursuant to Section 5.7(c)) is less than $50,000,000 and (ii) Borrower’s Consolidated Revenue Leverage Ratio is greater than 0.80:1.00, notwithstanding anything set forth in Section 1.1, Borrower shall immediately (A) prepay to Senior Lender in cash the Term Loan Advance (as defined in the Senior Loan Agreement (or any successor or replacement definition)), or (B) to the extent permitted pursuant to the Subordination Agreement, prepay, without any Prepayment Fee, to Agent the Term Loan Advance under this Agreement, in either case, in an amount such that after giving pro forma effect to such prepayment as of the applicable month end, Borrower’s Consolidated Revenue Leverage Ratio will not exceed 0.80:1.00; and
(b)    as of any month end thereafter for which financial statements have been (or were required to have been) delivered to Agent pursuant to Section 5.3(a), Borrower’s Consolidated Revenue Leverage Ratio is greater than the applicable level set forth below, notwithstanding anything set forth in Section 1.1, Borrower shall immediately (A) prepay to Senior Lender in cash the Term Loan Advance (as defined in the Senior Loan Agreement (or any successor or replacement definition)), or (B) to the extent permitted pursuant to the Subordination Agreement, prepay, without any Prepayment Fee, to Agent the Term Loan Advance, in either case in an amount such that after giving pro forma effect to such prepayment as of the applicable month end, Borrower’s Consolidated Revenue Leverage Ratio will not exceed the ratio opposite the applicable month end:

Month Ending	Maximum Consolidated Revenue Leverage Ratio

January 31, 2027 through December 31, 2027	0.70:1.00

January 31, 2028 and each month end thereafter	0.60:1.00
1.3    Payment of Interest on the Credit Extensions.
(a)    Interest Payments. Interest on the principal amount of the Term Loan Advance is payable as set forth on Schedule I hereto.
(b)    Interest Rate.
(i)    Term Loan Advance. Subject to Section 1.3(c), the outstanding principal amount of the Term Loan Advance shall accrue interest as set forth on Schedule I hereto.
(ii)    All-In Rate. Notwithstanding any terms in this Agreement to the contrary, if at any time the interest rate applicable to any Obligations is less than zero percent (0.0%), such interest rate shall be deemed to be zero percent (0.0%) for all purposes of this Agreement.

(c)    Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, the outstanding Obligations shall bear interest at a rate per annum which is four percent (4.0%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Agent otherwise elects from time to time in its sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Lender Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 1.3(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or the Lenders.
(d)    Adjustment to Interest Rate. Each change in the interest rate applicable to any amounts payable under the Loan Documents based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of such change.
(e)    Interest Computation. Interest shall be computed as set forth on Schedule I hereto. In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.
1.4    Fees. Borrower shall pay to Agent:
(a)    Term Loan Advance Commitment Fee. A fully earned, non-refundable commitment fee payable to Agent for the ratable account of the Lenders as set forth on Schedule I hereto;
(b)    Prepayment Fee. The Prepayment Fee, when due hereunder, which shall be fully earned and non-refundable as of such date, payable to Agent (as set forth in the definition of “Prepayment Fee”) for the ratable account of the Lenders;
(c)    Final Payment. The Final Payment, when due hereunder, which shall be non-refundable as of such date and fully earned as of the Effective Date, payable to Agent for the ratable account of the Lenders; and
(d)    Lender Expenses. All Lender Expenses incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Agent or any Lender to whom such Lender Expenses are owed).
Unless otherwise provided in this Agreement or in a separate writing by Agent, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Agent or any Lender pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of any Lender’s obligation to make loans and advances hereunder. Agent may deduct amounts owing by Borrower under the clauses of this Section 1.4 pursuant to the terms of Section 1.5(c). Agent shall provide Borrower written notice of deductions made pursuant to the terms of the clauses of this Section 1.4.
1.5    Payments; Pro Rata Treatment; Application of Payments; Debit of Accounts.
(a)    All payments (including prepayments) to be made by Borrower to Agent or to Lenders under any Loan Document shall be made to Agent for Agent’s own account or for the account of Lenders, as applicable, in immediately available funds in Dollars, without setoff, counterclaim, or deduction, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.
(b)    If Agent receives any payment for the account of Lenders on or prior to 12:00 p.m. Pacific time on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Agent receives any payment for the account of Lenders after 12:00 p.m. Pacific time on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day.

(c)    Except as otherwise provided herein, each payment (including each prepayment) by Borrower on account of principal or interest on the Term Loan Advance shall be applied according to each Lender’s Pro Rata Share of the outstanding principal amount of the Term Loan Advance. The amount of each principal prepayment of the Term Loan Advance shall be applied to reduce the then remaining installments of the Term Loan Advance based upon each Pro Rata Share of Term Loan Advance.
(d)    Agent has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Agent shall allocate or apply any payments required to be made by Borrower to Agent or otherwise received by Agent or any Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.
(e)    Agent may debit any of Borrower’s deposit accounts maintained with FCB, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Agent or any Lender when due under the Loan Documents (including the PIK Amount after it is capitalized). These debits shall not constitute a set-off.
(f)    Unless Agent shall have been notified in writing by Borrower prior to the date of any payment due to be made by Borrower hereunder that Borrower will not make such payment to Agent, Agent may assume that Borrower is making such payment, and Agent may, but shall not be required to, in reliance upon such assumption, make available to Lenders their respective Pro Rata Share of a corresponding payment amount. If such payment is not made to Agent by Borrower within three (3) Business Days after such due date, Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of Agent or any Lender against Borrower.
(g)    The obligations of Lenders hereunder to make Term Loan Advance and to make payments pursuant to Section 9.9 are several and not joint. The failure of any Lender to make the Term Loan Advance or make any such payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to make the Term Loan Advance or make any such payment under Section 9.9.
(h)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loan Advance resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loan Advance, as the case may be, and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loan Advance, as the case may be, of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loan Advance; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Commitments to any assignee or participant, other than to Borrower. Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.
1.6    Change in Circumstances.
(a)    Increased Costs. If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender, (ii) subject any Lender or Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitment, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Credit Extensions made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender or Agent, as applicable, of making, converting to, continuing or maintaining any Credit Extension (or of maintaining its obligation to make any such Credit Extension), or to reduce the amount of any sum received or receivable by such Lender or Agent, as applicable, hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or Agent, as applicable, Borrower shall promptly pay to Agent or such Lender, as applicable, such additional amount or amounts as will compensate such Lender or Agent, as applicable, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending of such Lender or such Lender’s holding company regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of this Agreement, any term loan facility, or the Credit Extensions made by such Lender to a level below that which such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s or its holding company’s policies with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender, Borrower shall promptly pay to such Lender or such Lender’s holding company such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or Agent setting forth the amount or amounts necessary to compensate such Lender or Agent or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section and delivered to Borrower, shall be conclusive manifest error. Borrower shall pay such Lender or Agent, as applicable, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 1.6 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate such Lender pursuant to subsection (a) for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period shall be extended to include the period of retroactive effect).
1.7    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Tax from any such payment by Borrower, then (i) Borrower shall be entitled to make such deduction or withholding, (ii) Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and (iii) if such Tax is an Indemnified Tax, the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 1.7) such Agent and each Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
(c)    Tax Indemnification. Without limiting the provisions of subsections (a) and (b) above, Borrower shall, and does hereby, indemnify Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 1.7) payable or paid by Agent or such Lender or required to be withheld or deducted from a payment to Agent or any Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant

Governmental Authority. A reasonably detailed certificate as to the amount of such payment or liability delivered to Borrower by Agent or such Lender shall be conclusive absent manifest error.
(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 1.7, Borrower shall deliver to Agent a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
(e)    Status of Lenders. If any Lender (including any assignee or successor) is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document, it shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Agent as will enable Borrower or Lender to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, each Lender shall deliver to Borrower and Agent whichever of IRS Form W-9, IRS Form W-8BEN-E, IRS Form W-8ECI or W-8IMY is applicable, as well as any applicable supporting documentation or certifications.
1.8    Procedures for Borrowing.
(a)    Term Loan Advance. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan Advance set forth in this Agreement (which must be satisfied no later than 12:00 p.m. Pacific time on the applicable Funding Date), to obtain a Term Loan Advance, Borrower shall notify Agent (which notice shall be irrevocable) by 12:00 p.m. Pacific time at least three (3) Business Days (or such shorter period as Agent agrees with respect to the Term Loan Advance advanced on the Effective Date) prior to the Funding Date of the Term Loan Advance. Such notice shall be made through Agent’s online banking platform by an individual duly authorized by an Administrator, by electronic mail or by telephone. In connection with any such notification, Borrower shall deliver to Agent by electronic mail or through Agent’s online banking platform a completed Notice of Borrowing executed by an Authorized Signer and such other reports and information as Agent may reasonably request. Such Notice of Borrowing and other information (if any) must be received by Agent prior to 12:00 p.m. Pacific time at least three (3) Business Days (or such shorter period as Agent agrees with respect to the Term Loan Advance advanced on the Effective Date prior to the requested Funding Date. Agent shall have determined to its satisfaction that any notice of or request for Term Loan Advance has been duly authorized by Borrower. Agent may rely on any notice given by a person whom Agent believes is an Authorized Signer or other individual authorized by an Administrator. Borrower will indemnify Agent for any loss Agent suffers due to such belief or reliance.
(b)    In determining compliance with any condition hereunder to the making of a Credit Extension that, by its terms, must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Credit Extension. Unless Agent shall have been notified in writing by any Lender prior to the date of any Credit Extension, that such Lender will not make the amount that would constitute its share of such borrowing available to Agent, Agent may assume that such Lender is making such amount available to Agent, and Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not made available to Agent by the required time on the Funding Date therefor, such Lender shall pay to Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate or (ii) a rate determined by Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to Agent. If such Lender’s share of such Credit Extension is not made available to Agent by such Lender within three (3) Business Days after such Funding Date, Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the Term Loan Advance, on demand, from Borrower.
(c)    Agent shall credit proceeds of a Credit Extension to the Designated Deposit Account. Each Lender may make the Term Loan Advance under this Agreement based on instructions from an Authorized Signer or other individual authorized by an Administrator, or without instructions if such Term Loan Advance is necessary to meet Obligations which have become due.

2    CONDITIONS OF CREDIT EXTENSIONS
2.1    Conditions Precedent to Initial Credit Extension. Subject to Section 5.15, the effectiveness of this Agreement and each Lender’s obligation to make the initial Credit Extension shall be subject to the satisfaction or waiver, prior to or concurrently with the making of such Credit Extension on or about the Effective Date, of the following conditions precedent:
(a)    Loan Documents. Agent shall have received each of the following, each of which shall be in form and substance reasonably satisfactory to Agent:
(i)    duly executed Loan Documents;
(ii)    duly executed Warrant for each Lender, together with a capitalization table and copies of Parent’s equity documents;
(iii)    duly executed Subordination Agreement;
(iv)    duly executed collateral assignment of representations and warranties insurance policy;
(v)    duly executed Perfection Certificate(s) of Borrower;
(vi)    duly executed Stock Pledge Agreement;
(vii)    a legal opinion of Borrower’s counsel dated as of the Effective Date;
(viii)    a duly executed marketing consent forms; and
(ix)    a completed Notice of Borrowing executed by Borrower and otherwise complying with the requirements of Section 1.8.
(b)    Corporate Borrowing Certificates (or equivalent Officers’ Certificates); Certified Operating Documents; Good Standing Certificates. Agent shall have received (i) certificate duly executed by a Responsible Officer or secretary of Borrower with respect to Borrower attaching: (A) Operating Documents and (B) Borrowing Resolutions, and (ii) long-form good standing certificates of Borrower certified by the Secretary of State of the State of Delaware with respect to Borrower, and the Secretary of State (or equivalent agency) of each other jurisdiction in which Borrower is qualified to conduct business, in each case as of a date no earlier than 30 days prior to the Effective Date.
(c)    Due Diligence. Agent and each Lender shall have (i) completed a due diligence investigation of each Borrower, and with results, satisfactory to Agent and each Lender and shall have been given such access to the management, records, books of account, contracts and properties of Borrower and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as it shall have requested received; (ii) received certified copies, dated as of a recent date, of searches for financing statements filed in the central filing office of the State of Delaware, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released, and Intellectual Property search results and completed exhibits to the IP Agreement, and (iii) received all asset appraisals, field audits, and such other reports and certifications, as Agent has reasonably requested.
(d)    Insurance. Agent shall have received evidence reasonably satisfactory to Agent that the insurance policies and endorsements required by Section 5.6 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and additional insured clauses or endorsements in favor of Agent.
(e)    Existing Indebtedness. Bank shall have received (i) duly executed payoff letter from Comerica; and (ii) evidence that (A) the Liens securing Indebtedness owed by Borrower to Comerica will be terminated and (B) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated.
(f)    Patriot Act, etc. Agent and each Lender shall have received all documentation and other information requested (including beneficial ownership information) in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA Patriot Act, and Borrower shall have satisfied all requirements related thereto.
(g)    Acquisition, etc. The following transactions shall have been consummated, in each case on terms and conditions reasonably satisfactory to the Lenders:
(i)    the Acquisition shall be consummated in all material respects in accordance with Applicable Law and the Acquisition Agreement;
(ii)    all conditions to the consummation of the Acquisition set forth in the Acquisition Documentation shall have been satisfied without any amendments or waivers materially adverse to the Lenders;
(iii)    Agent shall have received a fully executed Acquisition Agreement certified by a Responsible Officer to be a true and complete copy of the Acquisition Agreement; and
(iv)    the merger certificate effectuating the Acquisition shall have been filed with the Texas Secretary of State.
(h)    Payment of the fees and Lender Expenses then due as specified in Section 1.4 hereof.
(i)    Senior Facility. Agent shall have received duly executed copies of the Senior Loan Documents and funding thereunder shall have occurred.
(j)    Equity Contribution. Agent shall have received evidence that Parent has received unrestricted gross cash proceeds of at least $55,000,000 on or about the Effective Date from the issuance of capital stock of Parent or capital contributions in respect thereof, in each case excluding Disqualified Stock.
2.2    Conditions Precedent to all Credit Extensions. Each Lender’s obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:
(a)    receipt of Borrower’s Credit Extension request and the related materials and documents as required by and in accordance with Section 1.8;
(b)    the representations and warranties in this Agreement shall be true and correct in all material respects as of the date of any Credit Extension request and as of the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true and correct in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date; and
(c)    the Required Lenders determine to their satisfaction that there has not been a (i) material impairment in the general affairs, management, results of operation, financial condition, nor any material adverse deviation by Borrower from the business plan of Borrower presented to and accepted by Agent as of the Effective

Date (or from a business plan of Borrower presented to and accepted by Agent subsequent to the Effective Date pursuant to Section 5.3), or (ii) Material Adverse Change.
2.3    Covenant to Deliver. Borrower shall deliver to Agent each item required to be delivered to Agent under this Agreement as a condition precedent to any Credit Extension. A Credit Extension made prior to the receipt by Agent of any such item shall not constitute a waiver by Agent or any Lender of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in each Lender’s commercially reasonable discretion.
3    CREATION OF SECURITY INTEREST
3.1    Grant of Security Interest.
(a)    Borrower hereby grants Agent, for the benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Agent, for the benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. For clarity, any reference to “Agent’s Lien” or any granting of Collateral to Agent in this Agreement or any Loan Document means the Lien granted to Agent for the benefit of the Lenders.
(b)    Borrower acknowledges that it previously has entered, or may in the future enter, into Bank Services Agreements with FCB. Regardless of the terms of any Bank Services Agreement, Borrower and Affiliates agrees that any amounts Borrower owes FCB thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and FCB to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject to Permitted Liens).
3.2    Authorization to File Financing Statements. Borrower hereby authorizes Agent to file financing statements, without notice to Borrower, with all jurisdictions deemed necessary or appropriate by Agent to perfect or protect Agent’s and the Lenders’ interests or rights hereunder, including a notice that any disposition of the Collateral, by Borrower or any other Person (except in accordance with this Agreement), shall be deemed to violate the rights of Agent under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect.
3.3    Termination. If this Agreement is terminated, Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations, any obligations which, by their terms, are to survive the termination of this Agreement and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 3.3) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations, any obligations which, by their terms, are to survive the termination of this Agreement and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 3.3) and at such time as Agent’s and each Lender’s obligation to make Credit Extensions has terminated, Agent shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower. In the event (a) all Obligations (other than inchoate indemnity obligations and any obligations which, by their terms, are to survive the termination of this Agreement), except for Bank Services, are satisfied in full, and (b) this Agreement is terminated, Agent shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Agent in its commercially reasonable discretion for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Agent cash collateral in an amount equal to at least (x) 103.0% of the face amount of all such Letters of Credit denominated in Dollars and (y) 108.0% of the Dollar Equivalent of the face amount of all such Letters of Credit denominated in a Foreign Currency, plus, in each case, all interest, fees, and costs due or estimated by FCB in its commercially reasonable judgment to become due in connection therewith, to secure all of the Obligations relating to such Letters of Credit.
3.4    Release of Collateral. Agent hereby agrees that any Liens granted to Agent by Borrower or any of its Subsidiaries on any Collateral shall be automatically released (a) in accordance with Section 3.3, upon the satisfaction in full, in cash, of the Obligations and termination of this Agreement (other than inchoate indemnity obligations, any obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 3.3), (b) if such Collateral is sold, transferred or otherwise disposed of by Borrower or any of its Subsidiaries pursuant to any sale, transfer or other disposition that is made in compliance with, and subject to the terms and condition of, this Agreement or (c) if required to effect any sale, transfer or other disposition of such Collateral in connection with any exercise of remedies by Agent pursuant to Section 8. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower or any of its Subsidiaries in respect of) all interests retained by Agent in Borrower or any of its Subsidiaries. Upon Borrower’s reasonable request and at Borrower’s sole cost and expense, Agent shall execute, deliver or authorize such documents as may be reasonably required to evidence any release described above.
4    REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants as follows:
4.1    Due Organization, Authorization; Power and Authority.
(a)    Borrower and each of its Subsidiaries are each duly existing and in good standing as a Registered Organization in their respective jurisdiction of formation and are qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of their respective business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business or operations.
(b)    All information set forth on the Perfection Certificate (as updated from time to time pursuant to the terms herein) pertaining to Borrower and each of its Subsidiaries is true and correct in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement and the Perfection Certificate shall be deemed to be updated to the extent such notice is provided to Agent of such permitted update).
(c)    The execution, delivery and performance by Borrower and each of its Subsidiaries of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s or any such Subsidiary’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Applicable Law, (iii) contravene, conflict with or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing (other than a financing statement), registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or are being obtained pursuant to Section 5.2(b)), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower or any of its Subsidiaries is bound. Neither Borrower nor any of its Subsidiaries are in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s or any of its Subsidiary’s business or operations.
4.2    Collateral.
(a)    The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject to Permitted Liens). Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.
(b)    Borrower has no Collateral Accounts at or with any bank or financial institution other than FCB or FCB’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Agent in connection herewith and which Borrower has taken such actions as are necessary to give Agent a perfected security interest therein, pursuant to the terms of Section 5.7(c). The Accounts are bona fide, existing obligations of the Account Debtors.

(c)    The Collateral (other than (i) any mobile Equipment in possession of Borrower’s employees or agents, (ii) promotional, marketing, and advertising materials, (iii) items in transit, or (iv) with an aggregate value in excess of $750,000) is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as permitted pursuant to Section 6.2. None of the components of the Collateral (other than (i) any mobile Equipment in possession of Borrower’s employees or agents, (ii) promotional, marketing, and advertising materials, (iii) items in transit, or (iv) with an aggregate value in excess of $750,000) shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 6.2.
(d)    All Inventory is in all material respects of good and marketable quality, free from material defects.
(e)    Borrower owns, or possesses the right to use to the extent necessary in its business, all Intellectual Property, licenses and other intangible assets that are used in the conduct of its business as now operated, except to the extent that such failure to own or possess the right to use such asset would not reasonably be expected to have a material adverse effect on Borrower’s business or operations, and no such asset, to the best knowledge of Borrower, conflicts with the valid Intellectual Property, license, or intangible asset of any other Person to the extent that such conflict could reasonably be expected to have a material adverse effect on Borrower’s business or operations.
(f)    Except as noted on the Perfection Certificate or for which notice has been given to Agent pursuant to and in accordance with Section 5.9(c), Borrower is not a party to, nor is it bound by, any Restricted License.
4.3    Litigation. Other than as set forth in the Perfection Certificate or as disclosed to Agent pursuant to Section 5.3(i), there are no actions, investigations or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries which could reasonably be expected to result in damages or costs, including settlement payments, to Borrower or any of its Subsidiaries of more than, individually or in the aggregate, $500,000, not covered by independent third party insurance as to which liability has been accepted by the carrier providing such insurance.
4.4    Financial Statements; Financial Condition. All consolidated financial statements for Parent and any of its Subsidiaries delivered to Agent by submission to the Financial Statement Repository, or otherwise submitted to Agent fairly present in all material respects Parent’s consolidated financial condition and Parent’s consolidated results of operations for the periods covered thereby, subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnote disclosures. All consolidated financial statements for ISA and any of its Subsidiaries delivered to Agent by submission to the Financial Statement Repository, or otherwise submitted to Agent fairly present in all material respects ISA’s consolidated financial condition and ISA’s consolidated results of operations for the periods covered thereby, subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnote disclosures. There has not been any material deterioration in Parent’s consolidated financial condition since the date of the most recent financial statements submitted to the Financial Statement Repository, or otherwise submitted to Agent. As of the Effective Date, there has not been any material deterioration in ISA’s consolidated financial condition since the date of the most recent financial statements submitted to the Financial Statement Repository, or otherwise submitted to Agent.
4.5    Solvency. The fair salable value of Parent’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement, the Acquisition, and the incurrence of Indebtedness under the Senior Loan Agreement; and Borrower and each of its Subsidiaries are able to pay their debts (including trade debts) as they mature.
4.6    Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries (a) have complied with all Applicable Law and (b) have not violated any Applicable Law, except, in the case of clauses (a) and (b), where the non-compliance with which or violation of which could not reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower and each of its Subsidiaries have duly complied with, and their respective facilities, business, assets, property, leaseholds, real property and Equipment are in compliance with, Environmental Laws, except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business or operations; there have been no outstanding citations, notices or orders of non-compliance issued to Borrower or any of its Subsidiaries or relating to their respective facilities, businesses, assets, property, leaseholds, real property or Equipment under such Environmental Laws which would not reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted in all material respects.
4.7    Subsidiaries; Investments. Borrower does not own any stock, unit, membership interest, partnership, or other ownership interest or other equity securities except for Permitted Investments.
4.8    Tax Returns and Payments; Pension Contributions.
(a)    Borrower and each of its Subsidiaries have timely filed, or submitted extensions for, all required tax returns and reports, except for returns or reports related to taxes as may be due or owing in amounts that do not individually or in the aggregate, exceed $100,000, and Borrower and each of its Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed $100,000. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s or any of its Subsidiary’s prior tax years which could result in additional taxes becoming due and payable by Borrower or any of its Subsidiaries in excess of $100,000 in the aggregate.
(b)    If and to the extent applicable, Borrower and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries has withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.
4.9    Full Disclosure. No written representation, warranty or other statement of Borrower or any of its Subsidiaries in any report, certificate or written statement submitted to the Financial Statement Repository or otherwise submitted to Agent or any Lender in connection with the Loan Documents, or the transactions contemplated thereby, as of the date such representation, warranty, or other statement was made, taken together with all such reports, certificates and written statements submitted to the Financial Statement Repository or otherwise submitted to Agent or any Lender in connection with the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the reports, certificates or written statements not misleading in light of the circumstances under which they were made (it being recognized by Agent and each Lender that the projections and forecasts provided by Borrower or any of its Subsidiaries in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results). As of the date hereof, the representations and warranties of the purchaser, and to Borrower’s knowledge, of the seller, contained in the Acquisition Documentation, as are material to the interest of the Lenders, are true and correct in all material respects and all conditions to the consummation of the Acquisition set forth in the Acquisition Documentation have been satisfied without any amendments or waivers materially adverse to the Lenders.
4.10    Sanctions. Neither Borrower nor any of its Subsidiaries is: (a) in violation of any Sanctions; or (b) a Sanctioned Person. Neither Borrower nor any of its Subsidiaries, directors, or officers, or, to the knowledge of Borrower, any of its employees, agents or Affiliates: (i) conducts any business or engages in any transaction or dealing with any Sanctioned Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person; (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any Sanctions; (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Sanctions; or (iv) otherwise engages in any transaction that could cause Agent or any Lender to violate any Sanctions.
4.11    Certain Documents. Borrower has delivered to Agent a complete and correct copy of the Acquisition Documentation, including any amendments, supplements or modifications with respect to any of the foregoing. The Acquisition Agreement is the valid, binding and enforceable obligation of the parties thereto.
5    AFFIRMATIVE COVENANTS
Borrower shall do all of the following:
5.1    Use of Proceeds. Cause the proceeds of the Credit Extensions to be used solely (a) as working capital, (b) to finance the Acquisition, (c) repay in full Indebtedness of ISA to Comerica, or (d) to fund its general business purposes, and not for personal, family, household or agricultural purposes, and not in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption law.
5.2    Government Compliance.
(a)    Maintain its and all of its Subsidiaries’ legal existence (except as permitted under Section 6.3 with respect to Subsidiaries only) and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply with all Applicable Law, except where the non-compliance with which could not reasonably be expected to have a material adverse effect on Borrower’s business or operations.
(b)    Obtain all of the Governmental Approvals necessary for the performance by Borrower and each of its Subsidiaries of their obligations under the Loan Documents to which it is a party, including any grant of a security interest to Agent for the benefit of the Lenders in all of the Collateral. Upon the request of Agent, Borrower shall promptly provide copies of any such obtained Governmental Approvals to Agent.
5.3    Financial Statements, Reports, Statements. Deliver to Agent by submitting to the Financial Statement Repository, for Agent’s distribution to each Lender:
(a)    Monthly Financial Statements. As soon as available, but no later than 30 days after the last day of each month, a company prepared consolidated balance sheet, income statement and cash flow statement covering Borrower’s consolidated operations for such month in a form reasonably acceptable to Agent;
(b)    Compliance Statement. Within 30 days after the last day of each month and together with the statements set forth in Section 5.3(a), a duly completed Compliance Statement, confirming that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Agent may reasonably request;
(c)    Annual Operating Budget and Financial Projections. Within the earlier of (i) 60 days after the end of each fiscal year of Parent and (ii) 60 days after the first Board meeting of each fiscal year of Parent, and within 10 days of any Board approved updates or amendments thereto, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the current fiscal year of Parent, and (B) annual financial projections for the current fiscal year (on a quarterly basis), in each case as approved by the Board, together with any related business forecasts used in the preparation of such annual financial projections;
(d)    Annual Audited Financial Statements. As soon as available, and in any event within 180 days following the end of Parent’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (other than a “going concern” or like qualification or emphasis of matter based on the pending maturity of the Indebtedness under this Agreement and/or the Senior Loan

Agreement) on the financial statements from an independent certified public accounting firm reasonably acceptable to Agent; provided that, Grant Thornton LLP shall be considered acceptable to Agent;
(e)    Accounts and Backlog Information Commencing with the statements to be delivered for the month ended February 28, 2026, within 30 days after the end of each month and together with the statements set forth in Section 5.3(a), (i) monthly accounts receivable agings, aged by invoice date, (ii) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (iii) a backlog report in form and substance reasonably satisfactory to Agent;
(f)    SEC Filings. In the event that Parent or any of its Subsidiaries becomes subject to the reporting requirements under the Exchange Act within five (5) Business Days of filing, notification of the filing and copies of all periodic and other reports, proxy statements and other materials filed by Parent and/or any of its Subsidiaries or any Guarantor with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Parent or any of its Subsidiaries posts such documents, or provides a link thereto, on Parent’s or any of its Subsidiaries’ website on the internet at Parent’s or any of its Subsidiaries’ website address;
(g)    Security Holder and Subordinated Debt Holder Reports. Within 5 Business Days of delivery, copies of all material statements, reports and notices made available to Parent’s security holders or to any holders of Subordinated Debt (solely in their capacities as security holders or holders of Subordinated Debt and not in any other role);
(h)    Beneficial Ownership Information. Prompt written notice of any changes to the beneficial ownership information set out in Section 14 of the Perfection Certificate. Borrower understands and acknowledges that Agent and each Lender relies on such true, accurate and up-to-date beneficial ownership information to meet Agent’s and such Lender’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers;
(i)    Legal Action Notice. Prompt written notice of any legal actions, investigations or proceedings pending or threatened in writing against Parent or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Parent or any of its Subsidiaries of, individually or in the aggregate, $500,000 or more;
(j)    Tort Claim Notice. If Borrower shall acquire a commercial tort claim with a value, individually or in the aggregate, in excess of $500,000, Borrower shall promptly notify Agent in a writing signed by Borrower of the general details thereof and grant to Agent for the benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent;
(k)    Government Filings. Within 5 Business Days after the same are sent or received, copies of all correspondence, reports, documents and other filings by Parent or any of its Subsidiaries with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Applicable Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the business of Parent or any of its Subsidiaries;
(l)    Registered Organization. If Borrower is not a Registered Organization as of the Effective Date but later becomes one, promptly notify Agent of such occurrence and provide Agent with Borrower’s organizational identification number;
(m)    Default. Prompt written notice of the occurrence of a Default or Event of Default;
(n)    Acquisition Documentation. Not later than 3 days prior to the effectiveness thereof, copies of substantially final drafts of any proposed, material amendment, supplement, waiver or other modification with respect to the Acquisition Documentation;

(o)    Board Package and Decks. Within 15 days of submission to the Board, copies of each board package and deck that Parent provides and/or presents to its Board in connection with its regularly scheduled annual and quarterly meetings or otherwise; provided that, Parent may redact any information contained in such materials that is (i) subject to attorney-client privilege or other legal privilege, (ii) prohibited from being disclosed pursuant to Applicable Law or Borrower’s contractual obligations with a Person that is not an Affiliate of Borrower and not entered into to evade obligations hereunder, or (iii) so long as no Event of Default under Section 7.1 or 7.5 has occurred and is continuing, information or data subject to CUI (Controlled Unclassified Information) / ITAR (International Traffic in Arms Regulations) controls;
(p)    Capitalization Table. Prior to an IPO, within 30 days after each fiscal year of Parent, a current capitalization table of Parent, in form and detail acceptable to Agent;
(q)    409A. Prior to an IPO, within 10 days after approval by the Board thereof, a copy of Borrower’s most recent 409A valuation report;
(r)    Key Person. Within ten 10 Business Days following such departure, provide notice to Agent of any Key Person departing from or ceasing to be employed by Borrower; and
(s)    Other Information. Promptly, from time to time, such other information regarding Borrower or any of its Subsidiaries or compliance with the terms of any Loan Documents as reasonably requested by Agent or any Lender.
Any submission by Borrower of a Compliance Statement or any other financial statement submitted to the Financial Statement Repository pursuant to this Section 5.3 or otherwise submitted to Agent shall be deemed to be a representation by Borrower that (i) as of the date of such Compliance Statement or other financial statement, the information and calculations set forth therein are true and correct, (ii) as of the end of the compliance period set forth in such submission, Borrower is in compliance with all required covenants except as noted in such Compliance Statement or other financial statement, as applicable, (iii) as of the date of such submission, no Events of Default have occurred or are continuing, except as noted in such Compliance Statement, (iv) all representations and warranties other than any representations or warranties that are made as of a specific date in Section 4 remain true and correct in all material respects as of the date of such submission except as noted in such Compliance Statement or other financial statement, as applicable, (v) as of the date of such submission, Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 4.8, and (vi) as of the date of such submission, no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Agent.
Agent shall deliver to each Lender any materials or information delivered by Borrower to it in its capacity as Agent hereunder. In addition, Agent shall promptly deliver to each Lender any notices or other materials received by it indicating the occurrence or continuance of any Event of Default hereunder, in each case, to the extent such notices or materials are clearly marked as a “Notice of Default/Event of Default” or Agent has actual knowledge that such notices or other materials contain such information.
5.4    Taxes; Pensions.
(a)    Timely file, and require each of its Subsidiaries to timely file (in each case, unless subject to a valid extension), all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries in excess of $100,000, except for deferred payment of any taxes contested pursuant to the terms of Section 4.8(a) hereof, and shall deliver to Agent, on demand, appropriate certificates attesting to such payments, and pay, and require each of its Subsidiaries to pay, all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

(b)    To the extent Borrower or any of its Subsidiaries defers payment of any contested taxes, (i) notify Agent in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.”
5.5    Access to Collateral; Books and Records. At reasonable times, on two (2) Business Days’ written notice (provided no notice is required if an Event of Default has occurred and is continuing), Agent, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. Such inspections and audits shall be conducted no more often than once every 12 months, unless an Event of Default has occurred and is continuing, in which case such inspections and audits shall occur as often as Agent shall determine is necessary. The foregoing inspections and audits shall be conducted at Borrower’s expense and the charge therefor shall be $1,000.00 per person per day (or such higher amount as shall represent Agent’s then-current standard charge for the same), plus documented out-of-pocket expenses. In the event Borrower and Agent schedule an audit more than eight (8) days in advance, and Borrower cancels or reschedules the audit with less than eight (8) days written notice to Agent, then (without limiting any of Agent’s rights or remedies) Borrower shall pay Agent a fee of $2,000.00 plus any documented out-of-pocket expenses incurred by Agent to compensate Agent for the anticipated costs and expenses of the cancellation or rescheduling.
5.6    Insurance.
(a)    Keep its business and the Collateral insured for risks and in amounts standard for companies in Parent’s industry and location and as Agent may reasonably request (including without limitation, cybersecurity insurance). Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts standard for companies in Borrower’s industry and location.
(b)    All property policies shall have a lender’s loss payable endorsement showing Agent as lender loss payee (or similar as reasonably acceptable to Agent). All liability policies shall show, or have endorsements showing, Agent as an additional insured. Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.
(c)    Ensure that proceeds payable under any property policy are, at Agent’s option (subject to the Subordination Agreement), payable to Agent on account of the Obligations. Notwithstanding the foregoing, (i) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to $500,000 individually with respect to any loss or in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (A) shall be of equal or like value as the replaced or repaired Collateral and (B) shall be deemed Collateral in which Agent, for the benefit of the Lenders, has been granted a first priority security interest, and (ii) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Agent, be payable to Agent on account of the Obligations.
(d)    At Agent’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 5.6 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Agent, that it will give Agent 30 days (10 days’ for nonpayment of premium) prior written notice before any such policy or policies shall be canceled. Borrower shall provide notice to Bank on the next Compliance Statement delivered by Borrower to Agent if any of Borrower’s insurance policies are altered in any material respect or any new policies are opened. If Borrower fails to obtain insurance as required under this Section 5.6 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in this Section 5.6, and take any action under the policies Agent deems prudent.
5.7    Accounts.
(a)    Maintain Borrower’s, any of its Subsidiaries’, and any Guarantor’s primary banking relationship (including all United States-based operating accounts) with FCB or FCB’s Affiliates such that consolidated account balances of Borrower and its Subsidiaries and Guarantors maintained with FCB or FCB’s

Affiliates represent at least 75% of the aggregate Dollar Equivalent value of all cash and Cash Equivalents of Borrower and its Subsidiaries and Guarantors.
(b)    Subject to Section 5.15, in addition to the foregoing, Borrower, any Subsidiary of Borrower and any Guarantor, shall obtain any business credit card, letter of credit and cash management services exclusively from FCB or FCB’s Affiliates.
(c)    In addition to and without limiting the restrictions in (a), Borrower shall provide Agent 5 Business Days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than FCB or its Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (including, for the avoidance of doubt, Agent) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Agent’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without the prior written consent of Agent. The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Agent by Borrower as such; provided, however, that the funds on deposit in such deposit accounts will at no time exceed the actual payroll, payroll taxes, withholding taxes and other employee wage and benefit payments then owing for the immediately succeeding payroll period (or greater amount to the extent required by Applicable Law), (ii) deposit accounts holding less than $500,000 in the aggregate amongst all such accounts, (iii) those deposit accounts maintained with FCB ending x1253, x9466, and x9100 securing those certain letters of credit issued by FCB identified as numbers 001100442795, 001100545359, and 001100545590 for so long as such accounts are securing such letters of credit, provided that the funds in such account shall not exceed the lesser of $4,587,194.75 (excluding interest, if any, thereon) and 105.0% of the aggregate face amounts of such letters of credit at any time, and (iv) that certain Securities Account maintained with SVB Asset Management identified as account number ending 2159 (the “SAM Account”) until, in this case of this clause (iv), such time as Borrower’s Indebtedness to Senior Lender under the Senior Loan Agreement is paid in full, all commitments to lender under Senior Loan Agreement have expired or been terminated, and the Senior Loan Agreement has been terminated (other than provisions which, by their terms, are to survive the termination of the Senior Loan Agreement).
5.8    Financial Covenant. Maintain at all times, certified to Agent as of the last day of each month, unrestricted and unencumbered (excluding Liens arising under this Agreement and Liens permitted pursuant to clauses (j) or (n) of the definition of Permitted Liens) cash and Cash Equivalents of Borrower with FCB or FCB’s Affiliates subject to a Control Agreement in favor of Agent (subject to the time period set forth in Section 5.15(f)), for the benefit of the Lenders (except that cash and Cash Equivalents held in the SAM Account may be included in foregoing calculation without such a Control Agreement until such time that a Control Agreement is required pursuant to Section 5.7(c)), in accordance with this Agreement of at least $10,000,000.
5.9    Protection and Registration of Intellectual Property Rights.
(a)    (i) Use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of Borrower’s and each Subsidiary’s Intellectual Property, except to the extent that such failure to do so would not reasonably be expected to have a material adverse effect on Borrower’s business or operations; (ii) promptly (and in any event no later than each month at the time of then-next Compliance Statement delivered pursuant to Section 5.3(b)) advise Agent in writing of infringements or any other event that could reasonably be expected to materially and adversely affect the value Borrower’s and each Subsidiary’s Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s or any Subsidiary’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent.
(b)    If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall promptly provide written notice thereof to Agent (and in any event no later than in connection with the then-next Compliance Statement required to be delivered hereunder) and shall execute such intellectual property security agreements and other documents and take such other actions as Agent may request in its commercially reasonable discretion to perfect and maintain a first priority perfected security interest in favor of Agent in such property within five (5) Business Days of such request. If Borrower intends to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Agent with at least 15 Business Days prior written notice of Borrower’s registration of such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) prior to the date of registration of the Copyrights or mask works described in (x), execute an intellectual property security agreement and such other documents and take such other actions as Agent may request in its commercially reasonable discretion to perfect and maintain a first priority perfected security interest in favor of Agent in such Copyrights or mask works; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Agent copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement required for Agent to perfect and maintain a first priority perfected security interest in such property.
(c)    Provide written notice to Agent within 30 days of entering or becoming bound by any Restricted License. Borrower shall take such commercially reasonable steps as Agent requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any such Restricted License to be deemed “Collateral” and for Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s and the Lender’s rights and remedies under this Agreement and the other Loan Documents.
5.10    Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Agent, without expense to Agent, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Agent may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent or the Lenders with respect to any Collateral or relating to Borrower; provided that Borrower shall not be required to provide access to materials constituting a privileged communication.
5.11    Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 6.3 and 6.7 hereof, within 15 days after Borrower or any Guarantor forms any Subsidiary or acquires any Subsidiary after the Effective Date (including, without limitation, pursuant to a Division), Borrower and such Guarantor shall (a) cause such new Subsidiary to provide to Agent a joinder to this Agreement to become a co-borrower hereunder or a guaranty to become a Guarantor hereunder (as determined by Agent in its commercially reasonable discretion following consultation with the Lenders), together with documentation, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent or Senior Lender, as applicable, appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such Subsidiary, in form and substance reasonably satisfactory to Agent; and (c) provide to Agent all other documentation in form and substance reasonably satisfactory to Agent, including one or more opinions of counsel satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall be a Loan Document.
5.12    Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower shall promptly notify Agent of all returns, recoveries, disputes and claims that involve more than $200,000.
5.13    Further Assurances. Execute any further instruments and take such further action as Agent reasonably requests to perfect, protect, ensure the priority of or continue Bank’s Lien on the Collateral or to effect the purposes of this Agreement.
5.14    Sanctions. (a) Not, and not permit any of its Subsidiaries to, engage in any of the activities described in Section 4.10 in the future; (b) not, and not permit any of its Subsidiaries to, become a Sanctioned Person; (c) ensure that the proceeds of the Obligations are not used to violate any Sanctions; and (d) deliver to Agent any certification or other evidence requested from time to time by Agent in its sole discretion, confirming each such

Person’s compliance with this Section 5.14. In addition, have implemented, and will consistently apply while this Agreement is in effect, procedures to ensure that the representations and warranties in Section 4.10 remain true and correct while this Agreement is in effect.
5.15    Post-Closing Matters. Deliver to Agent or Senior Lender, as applicable, each of the following, in form and substance reasonably acceptable to Agent within the time periods set forth below (or such longer periods as agreed to by Agent in its sole discretion):
(a)    within 10 Business Days of the Effective Date, any certificates or other instruments representing or evidencing any Borrower’s equity interests in its Subsidiaries, accompanied by appropriate duly executed instruments of transfer or assignment (including, without limitation, stock powers and irrevocable proxies) in blank;
(b)    within 30 days of the Effective Date, duly executed Control Agreements pertaining to accounts of Borrower maintained with Citibank, Comerica and PNC Bank;
(c)    within 30 days of the Effective Date, Agent shall have received insurance certificates and endorsements satisfying the requirements of Section 5.6, in form and substance reasonably satisfactory to Agent;
(d)    Borrower shall use commercially reasonable efforts to provide, within thirty 45 days of the Effective Date, Agent with duly executed landlord’s consents in favor of Agent for the principal place of business of each Borrower and for each of Borrower’s leased locations containing in excess of $750,000 of Borrower’s assets or property, by the respective landlord thereof;
(e)    within 90 days of the Effective Date, ISA shall maintain all business credit card, letter of credit and other cash management services exclusively with FCB or FCB’s Affiliates;
(f)    within fifteen (15) Business Days of the Effective Date, duly executed Control Agreements pertaining to accounts of Borrower maintained with FCB; and
(g)    within fifteen (15) days of the Effective Date:
(i)    a duly executed joinder agreement to the Loan Documents pursuant to which, among other things, ISA shall become a co-borrower hereunder;
(ii)    a duly executed intellectual property security agreement;
(iii)    a legal opinion of ISA’s counsel;
(iv)    a certificate duly executed by a Responsible Officer or secretary of ISA with respect to ISA attaching: (A) Operating Documents and (B) Borrowing Resolutions, and (C) long-form good standing certificates of ISA certified by the Secretary of State of the State of Texas and the Secretary of State (or equivalent agency) of each other jurisdiction in which Borrower is qualified to conduct business, in each case as of a date no earlier than 30 days prior to the date of joinder;
(v)     certified copies, dated as of a recent date, of searches for financing statements filed in the central filing office of the State of Texas, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements constitute Permitted Liens, and Intellectual Property search results and completed exhibits to the intellectual property security agreement; and
(vi)    all documentation and other information requested by Agent or a Lender (including beneficial ownership information) in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA Patriot Act, and Borrower shall have satisfied all requirements related thereto.
6    NEGATIVE COVENANTS
Borrower shall not do any of the following without the prior written consent of Agent, as directed by the Lenders in accordance with Section 12.6 hereof:
6.1    Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out, surplus or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any stock, partnership, membership, or other ownership interest or other equity securities of Borrower not prohibited under Section 6.2 of this Agreement; (e) consisting of Borrower’s or its Subsidiaries’ use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (g) consisting of the one-time sale, for fair market value, of ISA’s commercial property business line; provided that (i) at the time of any such Transfer, no Event of Default shall have occurred and be continuing or would result therefrom, (ii) such Transfer shall occur within 360 days after the Effective Date, (iii) Borrower shall be in compliance with Section 5.8 immediately after giving pro forma effect to such Transfer, (iv) at least 75% of the fair market value of the consideration received by Borrower for such Transfer shall be received by Borrower upon consummation of the such Transfer and shall be in the form of cash or Cash Equivalents, and (v) such line of business shall have generated less than 5.0% of Parent’s pro forma consolidated revenue, determined in accordance with GAAP, for the most recent 4 fiscal quarter period ending prior to such Transfer for which financial statements have been (or were required to have been) delivered to Agent; and (h) of other non-material assets not to exceed $200,000 in the aggregate per fiscal year.
6.2    Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related or incidental thereto; (b) liquidate or dissolve or permit any of its Subsidiaries to liquidate or dissolve; (c) permit, allow or suffer to occur any Change in Control; or (d) without at least 10 days prior written notice to Agent, (i) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than $750,000 in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of $750,000 to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (ii) change its jurisdiction of organization, (iii) change its organizational structure or type, (iv) change its legal name, or (v) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to add any new offices or business locations, including warehouses, containing in excess of $750,000 of Borrower’s assets or property, then Borrower will use commercially reasonable efforts to cause the landlord of any such new offices or business locations, including warehouses, to execute and deliver a landlord consent in form and substance satisfactory to Agent. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of $750,000 to a bailee, and Agent and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will use commercially reasonable efforts to cause such bailee to execute and deliver a bailee agreement in form and substance reasonably satisfactory to Agent.
6.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the stock, partnership, membership, or other ownership interest or other equity securities or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division) other than Permitted Acquisitions. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower or Guarantor; provided that, in a merger or consolidation involving a Guarantor or Borrower, such Guarantor or Borrower is the surviving entity; provided further that, in a merger or consolidation between a Guarantor and Borrower, Borrower is the surviving entity.

6.4    Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness. Further, notwithstanding the foregoing or anything set forth herein, Borrower shall not create, incur, assume, or be liable for any Permitted Indebtedness, or permit any Subsidiary to do so, to the extent prohibited by Borrower’s or such Subsidiary’s Operating Documents.
6.5    Encumbrance. Create, incur, allow, or suffer to exist any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Agent’s Lien in this Agreement), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except (a) as is otherwise permitted in Section 6.1 hereof and the definition of “Permitted Liens” herein, (b) customary restrictions on assignment, transfer and encumbrances in license agreements under which Borrower or a Subsidiary is the licensee, and (c) covenants with such restrictions in contracts of sale or merger or acquisition agreements, provided that in the case of this clause (c), (i) such covenants do not prohibit or restrict Borrower from granting a security interest in Borrower’s or any Subsidiary’s Intellectual Property in favor of Agent and (ii) the counter-parties to such covenants are not permitted to receive or obtain a security interest in Borrower’s Intellectual Property or any Collateral.
6.6    Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 5.7(c). In addition, neither Borrower nor any of its Subsidiaries shall maintain any accounts or sub- accounts in connection with an insured cash sweep program, except with respect to which Agent has a Control Agreement over the master account on terms and conditions satisfactory to the Agent in its discretion and such master account is maintained with FCB.
6.7    Distributions; Investments; Deferred Payments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any stock, partnership, membership, or other ownership interest or other equity securities provided that Borrower may (i) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) pay dividends solely in common stock, (iii) repurchase the stock, partnership, membership, or other ownership interest or other equity securities of former employees, officers, directors or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed $200,000 per fiscal year, (iv) make cash payments in lieu of fractional shares upon conversion of convertible securities or upon any stock split or consolidation, in amount not to exceed $50,000 in the aggregate, and (v) pay any dividends or make any distribution or payment or redeem, retire or purchase any stock, partnership, membership, or other ownership interest or other equity securities with the identifiable cash proceeds of the Series E Equity Financing (excluding Disqualified Stock), in each case under this clause (v) on or before February 28, 2026 in accordance with the sources and uses delivered to the Lenders prior to the Effective Date; (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so; or (c) make earn-out payments, payments in respect of seller debt or holdbacks, or deferred purchase price payments in connection with a Permitted Acquisition unless (i) no Event of Default shall have occurred and be continuing or would result from such payment, (ii) Borrower shall be in compliance with Section 5.8 immediately after giving pro forma effect to such payment, and (iii) such payment shall be permitted by any applicable subordination agreement, if any.
6.8    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) Subordinated Debt or equity investments (not prohibited by Section 6.2 and excluding equity investments in Disqualified Stock) by Borrower’s existing investors, (iii) reasonable and customary compensation arrangements as approved by the Board or relevant board of directors, board of managers or equivalent governing body; and (iv) transactions of the type described in and permitted to be between Affiliates under Section 6.7 of this Agreement.

6.9    Subordinated Debt. Except as expressly permitted under the terms of the subordination, intercreditor, or other similar agreement to which any Subordinated Debt is subject: (a) make or permit any payment on such Subordinated Debt; or (b) amend any provision in any document relating to such Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Agent and the Lenders.
6.10    Compliance. (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; (b)(i) fail to meet the minimum funding requirements of ERISA, (ii) permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, (iii) fail to comply with the Federal Fair Labor Standards Act or (iv) violate any other law or regulation, if the foregoing subclauses (i) through (iv), individually or in the aggregate, could reasonably be expected to have a material adverse effect on Borrower’s business or operations, or permit any of its Subsidiaries to do so; or (c) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.
6.11    Amendments to Acquisition Documentation. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to Borrower or its Subsidiaries pursuant to the Acquisition Documentation such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of Borrower, any Guarantor or Agent with respect thereto; (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Acquisition Documentation or any such other documents except for any such amendment, supplement or modification that could not reasonably be expected to have a Material Adverse Change; or (c) fail to enforce, in a commercially reasonable manner, the material rights of Borrower or any Guarantor (including rights to indemnification) under the Acquisition Documentation.
6.12    Digital Assets. Own, hold, acquire, mine, or make any direct investment in any Digital Asset or indirect investment designed to give investors exposure to Digital Assets or the performance thereof, nor shall Borrower permit any of its Subsidiaries to do so.
7    EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
7.1    Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);
7.2    Covenant Default.
(a)    Borrower fails or neglects to perform any obligation in Section 5 (other than Sections 5.2 (Government Compliance), clauses (c), (g), (n)-(q), and (s) of 5.3 (Financial Statements, Reports 5.10 (Litigation Cooperation), 5.12 (Inventory; Returns) and 5.13 (Further Assurances)) or violates any covenant in Section 6; or
(b)    Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 7) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain or any covenants set forth in clause (a) above;
7.3    Material Adverse Change. A Material Adverse Change occurs;
7.4    Attachment; Levy; Restraint on Business.
(a)    (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or any Subsidiary in excess of $200,000, or (ii) a notice of lien or levy is filed against any of Borrower’s or any of its Subsidiaries’ assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or
(b)    (i) any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting all or any material part of its business;
7.5    Insolvency. (a) Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within 30 days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist or until any Insolvency Proceeding is dismissed);
7.6    Other Agreements. There is, under any agreement to which Borrower, any of Borrower’s Subsidiaries, or any Guarantor is a party with a third party or parties (excluding, for the avoidance of doubt, the Senior Loan Agreement), (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of $500,000; or (b) any breach or default by Borrower, any of Borrower’s Subsidiaries, or any Guarantor, the result of which could reasonably be expected to have a material adverse effect on Borrower’s, any of Borrower’s Subsidiaries’, or any Guarantor’s business or operations; provided, however, that the Event of Default under this Section 7.6 caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon Agent receiving written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Agent has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the commercially reasonable judgment of Agent be materially less advantageous to Borrower or any Guarantor;
7.7    Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, or litigation or other dispute resolution settlement payments by Borrower or any of its Subsidiaries, of at least $500,000 (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower or any of its Subsidiaries by any Governmental Authority, and the same are not, within 30 days after the entry, assessment or issuance thereof, discharged, or after execution thereof, or stayed pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, or stay of such fine, penalty, judgment, order or decree);
7.8    Misrepresentations. Borrower or any of its Subsidiaries or any Person acting for Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Agent or the Lenders in connection with this Agreement or any other Loan Document or to induce Agent or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made (it being agreed and acknowledged by Agent and the Lenders that the projections and forecasts provided by Borrower or any of its Subsidiaries in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results);
7.9    Subordinated Debt. If: (a) any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect (except in accordance with its terms), or any Person (other than Agent) shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder; (b) a default or event of default (however defined) has occurred under any document, instrument, or agreement evidencing any Subordinated Debt, which default shall not have been cured or waived within any applicable grace period; or (c) the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;
7.10    Lien Priority. There is a material impairment in the perfection or priority of Agent’s security interest in the Collateral;
7.11    Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 7.3, 7.4, 7.5, 7.6, 7.7, or 7.8 of this Agreement occurs with respect to any Guarantor, (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e)(i) a material impairment in the perfection or priority of Agent’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor; or
7.12    Governmental Approvals. Any material Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in a materially adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could reasonably be expected to result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause, a Material Adverse Change, or (ii) materially adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to materially adversely affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.
8    RIGHTS AND REMEDIES
8.1    Rights and Remedies. Subject to the Subordination Agreement, upon the occurrence and during the continuance of an Event of Default, Agent may, or as directed by Required Lenders, shall, without notice or demand, do any or all of the following:
(a)    declare all Obligations immediately due and payable (but if an Event of Default described in Section 7.5 occurs all Obligations are immediately due and payable without any action by Agent or any Lender);
(b)    stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Agent or any Lender;
(c)    demand that Borrower (i) deposit cash with FCB in an amount equal to at least (A) 105.0% of the aggregate face amount of any Letters of Credit denominated in Dollars remaining undrawn, and (B) 110.0% of the Dollar Equivalent of the aggregate face amount of any Letters of Credit denominated in a Foreign Currency remaining undrawn (plus, in each case, all interest, fees, and costs due or estimated by FCB in its commercially reasonable discretion to become due in connection therewith), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)    terminate any FX Contracts (it being understood and agreed that (i) neither Agent nor any Lender is obligated to deliver the currency which Borrower has contracted to receive under any FX Contract, and Agent or any Lender may cover its exposure for any FX Contracts by purchasing or selling currency in the interbank market as Agent or such Lender deems appropriate; (ii) Borrower shall be liable for all losses, damages, costs, margin obligations and expenses incurred by Agent or such Lender arising from Borrower’s failure to satisfy its obligations under any FX Contract or the execution of any FX Contract; and (iii) neither Agent nor any Lender shall not be liable to Borrower for any gain in value of a FX Contract that Agent or such Lender may obtain in covering Borrower’s breach);
(e)    verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent considers advisable, and notify any Person owing Borrower money of Agent’s security interest in such funds;
(f)    make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Agent requests and make it available as Agent designates. Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Agent a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s and the Lenders’ rights or remedies;
(g)    apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) amount held by Agent, the Lenders, or Agent’s or Lenders’ Affiliates owing to or for the credit or the account of Borrower;
(h)    ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. For use solely upon the occurrence and during the continuation of an Event of Default, Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s and the Lenders’ exercise of their rights under this Section 8.1, Borrower’s rights under all licenses and all franchise agreements inure to Agent, for the benefit of the Lenders;
(i)    place a “hold” on any account maintained with Agent or any Lender and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
(j)    demand and receive possession of Borrower’s Books; and
(k)    exercise all rights and remedies available to Agent and the Lenders under the Loan Documents or at law or equity, including all remedies provided under the Code or any Applicable Law (including disposal of the Collateral pursuant to the terms thereof).
8.2    Power of Attorney. Borrower hereby irrevocably appoints Agent as its true and lawful attorney-in-fact, (a) exercisable upon the occurrence and during the continuance of an Event of Default, to: (i) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (iii) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Agent’s or Borrower’s name, as Agent chooses); (iv) make, settle, and adjust all claims under Borrower’s insurance policies; (v) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (vi) transfer the Collateral into the name of Agent or a third party as the Code permits; and (b) regardless of whether an Event of Default has occurred, to: (i) sign Borrower’s name on and submit the documentation required under the Federal Assignment of Claims Act of 1940, as amended, to the government of the United States seeking approval of the novation or assignment of each contract relating to Borrower’s Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof; and (ii) sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral. Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until such time as all Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 3.3 of this Agreement) have been satisfied in full, Agent and the Lenders are under no further obligation to make Credit Extensions and the Loan Documents have been terminated. Agent shall not incur any liability in connection with or arising from the exercise of such power of attorney and shall have no obligation to exercise any of the foregoing rights and remedies.
8.3    Protective Payments. If Borrower fails to obtain the insurance called for by Section 5.6 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are Lender Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s or any Lender’s waiver of any Event of Default.
8.4    Application of Payments and Proceeds. If an Event of Default has occurred and is continuing, Agent may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Agent shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Agent and the Lenders for any deficiency. If Agent, in its commercially reasonable discretion, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Agent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Agent of cash therefor.
8.5    Liability for Collateral. Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession or under its control, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as Agent deals with its own property consisting of similar instruments or interests. Borrower bears all risk of loss, damage or destruction of the Collateral.
8.6    No Waiver; Remedies Cumulative. Agent’s and any Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent and the Lenders thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Agent’s and the Lenders’ rights and remedies under this Agreement and the other Loan Documents are cumulative. Agent and each Lender has all rights and remedies provided under the Code, by law, or in equity. Agent’s and the Lenders’ exercise of one right or remedy is not an election and shall not preclude Agent and the Lenders from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Agent’s and the Lenders’ waiver of any Event of Default is not a continuing waiver. Agent’s and the Lenders’ delay in exercising any remedy is not a waiver, election, or acquiescence.
8.7    Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.
8.8    Borrower Liability. Any Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints each other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be liable for the Credit Extensions and Obligations as set forth on Schedule I hereto. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other Applicable Law, and (b) any right to require Agent or any Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Agent and the Lenders may exercise or not exercise any right or remedy it has against any Borrower or any security it holds

(including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Agent and the Lenders under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 8.8 shall be null and void. If any payment is made to a Borrower in contravention of this Section 8.8, such Borrower shall hold such payment in trust for Agent and the Lenders and such payment shall be promptly delivered to Agent for application to the Obligations, whether matured or unmatured.
9    AGENT; DEFAULTING LENDER; ERRONEOUS PAYMENTS; INTERCEDITOR PROVISIONS
9.1    APPOINTMENT AND AUTHORITY.
(a)    Each Lender hereby irrevocably appoints FCB to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. In performing its functions and duties hereunder and under the other Loan Documents, Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature.
(b)    The provisions of this Section 9 are solely for the benefit of Agent and Lenders, and Borrower shall not have rights as a third-party beneficiary of any of such provisions (except in limited circumstances expressly provided for herein relating to the maintenance of the Register). Notwithstanding any provision to the contrary elsewhere in this Agreement, Agent shall not have any duties or responsibilities to any Lender or any other Person, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.
9.2    Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Indemnified Persons. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Indemnified Persons of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent a final and nonappealable decision of a court of competent jurisdiction determines that Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.3     Exculpatory Provisions. Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent shall not:
(a)    be subject to any fiduciary, trust, agency or other similar duties, regardless of whether any Event of Default has occurred and is continuing;
(b)    have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Lenders, as applicable; provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)    except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and Agent shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as Agent or any of its Affiliates in any capacity.
Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders, (ii) as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.6 or (iii) in the absence of its own gross negligence or willful misconduct.
Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.
9.4     Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. In determining compliance with any condition hereunder to the making of a Credit Extension that, by its terms, must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Credit Extension. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon Lenders and all future holders of the Credit Extensions.
9.5     Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default, unless Agent has received notice from a Lender or Borrower referring to this Agreement, describing such Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Event of Default as shall be reasonably directed by the Lenders.
9.6     Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by Agent hereafter taken, including any review of the affairs of a Borrower or its Subsidiaries or any Affiliate of a Borrower or its Subsidiaries, shall be deemed to constitute any representation or warranty by Agent to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries and their Affiliates and made its own decision to make its Credit Extensions hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Borrower, its Subsidiaries or any Affiliate that may come into the possession of Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.

9.7    Indemnification. Each Lender agrees to indemnify Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so in accordance with the terms hereof), according to its Pro Rata Share, in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Obligations shall have been paid in full, in accordance with its Pro Rata Share, immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, Lender Expenses, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Credit Extensions) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, Lender Expenses, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Credit Extensions and all other amounts payable hereunder.
9.8    Agent in Its Individual Capacity. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower, any Guarantor or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.
9.9     Successor Agent. Agent may at any time give notice of its resignation to Lenders and Borrower, which resignation shall not be effective until the time at which the majority of the Lenders have delivered to Agent their written consent to such resignation. Upon receipt of any such notice of resignation, the Lenders shall have the right, in consultation with Borrower, to appoint a successor. If no such successor shall have been so appointed by the Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent has received the written consent of the majority of the Lenders to such resignation, then the retiring Agent may on behalf of Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that in no event shall any such successor Agent be a Defaulting Lender and provided further that if the retiring Agent shall notify Borrower and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed and such collateral security is assigned to such successor Agent) and (2) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as the Lenders appoint a successor Agent as provided for above in this Section 9.9. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.9). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 9 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Indemnified Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
9.10    Actions by Agent. In case of the pendency of any proceeding with respect to Borrower or any Guarantor under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loan Advance and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders to pay to Agent any amount due to it, in its capacity as Agent, under the Loan Documents. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.
9.11    Register. Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment(s) of, and principal amount (and stated interest) of the Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
9.12    Defaulting Lender.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as long as said Lender is a Defaulting Lender.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise, and including any amounts made available to Agent by such Defaulting Lender pursuant to Section 12.10), shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, as Borrower may request (so long as no Event of Default exists), to the funding of the Term Loan Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; third, if so determined by Agent and Borrower, to be held in a Deposit Account and released pro rata to satisfy such Defaulting Lender’s potential future funding obligations with respect to the Term Loan Advance under this Agreement; fourth, so long as no Event of Default has occurred and is continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of the Term Loan Advance in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) the Term Loan Advance were made at a time when the conditions set forth in Section 2.1 were satisfied or waived, such payment shall be applied solely to pay the Term Loan Advance, as the case may be, of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of the Term Loan Advance of such Defaulting Lender until such time as all Term Loan Advance are held by the

Lenders pro rata in accordance with the Term Loan Commitments under this Agreement. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 9.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b)    Defaulting Lender Cure. If Borrower and Agent agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding the Term Loan Advance of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Term Loan Advance to be held on a pro rata basis by the Lenders in accordance with their respective Pro Rata Shares, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while such Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.
(c)    Termination of Defaulting Lender. Borrower may terminate the unused amount of the Term Loan Commitment of any Lender that is a Defaulting Lender upon not less than ten (10) Business Days’ prior notice to Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 9.12(a)(ii) will apply to all amounts thereafter paid by Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim Borrower, Agent or any Lender may have against such Defaulting Lender.
(d)    If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the non-Defaulting Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person, remove such Person as Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the non-Defaulting Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the non-Defaulting Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
9.13    Erroneous Payments. (a) If Agent notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf)  (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(II)    (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(III)    such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Agent pursuant to this Section 9.13.
(c)    Each Lender hereby authorizes Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by Agent to such Lender from any source, against any amount due to Agent under clause (a) hereof or under the indemnification provisions of this Agreement.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by Agent for any reason, after demand therefor by Agent in accordance with clause (a) hereof, from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf)  (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its portion of the Term Loan Advance (but not its Commitments), with respect to the term loan facility hereunder (the “Erroneous Payment Impacted Facility”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Agent may specify) (such assignment of the Term Loan Advance (but not Commitments) of the Erroneous Payment  Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by Agent in such instance), and is hereby (together with Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, (ii) Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) Agent may reflect in the Register its ownership interest in the Term Loan Advance subject to the Erroneous Payment Deficiency Assignment.  Agent may, in its discretion, sell the Term Loan Advance acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Term Loan Advance (or portion thereof), and Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf).  For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that Agent has sold the Term Loan Advance (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether Agent may be equitably subrogated, Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any Guarantor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Agent from Borrower for the purpose of making such Erroneous Payment.

(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to  an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine
(g)    Each party’s obligations, agreements and waivers under this Section 9.13 shall survive the resignation or replacement of Agent, any transfer of rights or obligations by, or the replacement of, a Lender the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
9.14    Intercreditor Provisions.
(a)    Transfer of Interests in Credit Extensions.
(i)    Notwithstanding anything to the contrary in Section 12.2, no Lender may sell or grant any participation in, assign or otherwise transfer any of its interest in this Agreement, or the Loan Documents, without the prior written consent of the other Lenders, except that no such consent shall be required in connection with (a) any sale or grant of any participation in, or assignment or transfer by any Lender of, any of its interest in this Agreement and other Loan Documents to any Affiliate of such Lender, or (b) a Lender’s own financing or securitization transactions, in which case, such Lender may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such assignment, transfer or indorsement under the foregoing clause (b) shall release such Lender from any of its obligations under this Agreement or under the Loan Documents or substitute any such Person or party for such Lender as a party hereto until Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Person or party as contemplated by Section 12.2 of this Agreement or as Agent reasonably shall require.
(ii)    The transferee shall assume all obligations of the transferring Lender under this Agreement and the other Loan Documents with respect to the portion of the transferor’s interest in this Agreement and the other Loan Document transferred; provided, that to the extent the transferor shall not transfer the entirety and shall retain any portion of its interest in this Agreement and the other Loan Documents, the transferor shall retain its obligations under this Agreement and the other Loan Documents with respect to that portion of its interest.
(iii)    The transferee shall provide to the other Lenders evidence reasonably satisfactory to such Lenders that the proposed transferee has the financial ability and legal authority to assume and perform all obligations of the transferring Lender under this Agreement and the other applicable Loan Documents.
(b)    Possession of Collateral. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for the other Lenders for purposes of perfecting Agent’s or such other Lenders’ security interest therein.
(c)    Decision to Exercise Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent shall take such actions and only such actions as Lenders mutually agree to take to enforce their rights and remedies under this Agreement and the other Loan Documents; provided, however, that if after consultation, Lenders cannot mutually agree on what action to take, then each Lender shall have the right upon prior written notice to the others to cause the acceleration of this Agreement on behalf of all Lenders in accordance with Section 8.1. Upon such acceleration, the Lenders shall mutually agree as to what Enforcement Action to take; provided, however, that if after consultation, Lenders cannot mutually agree on what action to take, then the Lender wishing to take the stronger Enforcement Action (the “Enforcing Lender”) shall have the right to determine and shall control the timing, order and type of Enforcement Actions which will be taken and all other matters in connection with any such Enforcement Actions. To facilitate these rights to control Enforcement Actions, upon any Lender becoming the Enforcing Lender, if the Enforcing Lender is not already Agent, then automatically and without the necessity of any further action being taken by any party, (x) the original Agent shall be deemed to have resigned as Agent and (y) the Lenders shall be deemed to have unanimously appointed the Enforcing Lender as successor Agent under this Agreement and the Loan Documents (and the Enforcing Lender shall be deemed to have accepted such appointment) in accordance with Section 9.9 of this Agreement, provided that, once the Enforcing Lender shall have been appointed as Agent under the provisions of this sentence, the Enforcing Lender as such successor Agent shall no longer be bound by the restrictions of the first sentence of this paragraph, but instead shall have the right to determine and control all Enforcement Actions as provided for in the immediately preceding sentence (subject to the provisions of the following sentence). In taking such Enforcement Actions pursuant to the previous sentence, the Enforcing Lender as such successor Agent shall act reasonably and in good faith and shall consult with and keep the other Lenders informed thereof at reasonable intervals; provided, that notwithstanding any such consultations and provision of information to the other Lenders, the Enforcing Lender as such successor Agent shall retain the right to make all determinations in the event of disagreements between the Enforcing Lender and the other Lenders. In all cases with respect to Enforcement Actions, the Enforcing Lender shall have the right to act both on its own behalf and as agent for the other Lenders with respect thereto. In addition, the other Lenders shall take such actions and execute such documents and instruments as the Enforcing Lender may reasonably request in connection with and to facilitate any such Enforcement Actions and take any other action as the successor Agent requests to perfect or continue Agent’s Lien in the Collateral or to effect the purposes of this Agreement and the Loan Documents.
(d)    Voting Rights. Notwithstanding the foregoing or anything to the contrary herein or in any Loan Document, in all cases, the following shall require the written consent of each Lender: (i) any change in the terms of principal repayment, any reduction of the principal of, rate of interest on or any fees with respect to any Credit Extension under this Agreement or any forgiveness of any principal, interest or fees with respect to any Credit Extension under this Agreement, (ii) postponements of the date fixed for, or waiver of, any payment of principal of any Credit Extension under this Agreement or of interest on any Credit Extension under this Agreement (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (iii) amendments of any provisions in which the action of all, or all affected, Lenders shall be required for Agent to take any action under the Loan Documents, or of any provisions granting voting rights to any Lender in any manner that would eliminate or reduce the voting rights of any Lender, including the reduction of any percentage specified in the definition of Required Lenders, and including, without limitation, Section 9.14(c); (iv) release of all or substantially all or any material portion of the Collateral, authorization of Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor from all or any portion of the Obligations or its guaranty obligations with respect thereto, except, in each case with respect to this clause (iv), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted under Section 6.1); (v) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release of Borrower of its payment obligations under any Loan Document; (vi) amendments to any of the provisions of Section 1.10 of this Agreement, the definition of Pro Rata Share, any definitions that provide for the Lenders to receive their pro rata shares of any fees, payments, reduction of commitments, setoffs or proceeds of Collateral or any other provisions in a manner that would affect pro rata treatment of the Lenders required thereby; (vii) subordination of the Liens granted in favor of Agent securing the Obligations, or subordination in right of payment of the Obligations; (viii) amendments of any of the provisions of Section 12.2 or Section 12.6; (ix) any other forbearance or waiver of rights under the Loan Documents; or (x) any extension or increase to the Term Loan Commitment.
(e)    Application of Proceeds after an Event of Default or received in connection with Insolvency Proceeding. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, as among the Lenders, subject to Section 9.14(h), the proceeds of the Collateral, or any part thereof, the proceeds of any remedy under the Loan Documents after the occurrence and during the continuance of an Event of Default and any proceeds received pursuant to an Insolvency Proceeding (collectively, the “Proceeds of Collection”) shall upon receipt by any Lender be paid to and applied as follows:
(i)    First, to Agent, in an amount up to the sum of all accrued fees owing to Agent under this Agreement;

(ii)    Second, to the payment of then outstanding out-of-pocket costs and expenses of Agent and the Lenders (in proportion to such costs and expenses theretofore incurred by each), including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made under the Loan Documents by Agent and the Lenders;
(iii)    Third, to Lenders, ratably, in an amount equal to the sum of all accrued interest owing to the Lenders on the Term Loan Advance hereunder;
(iv)    Fourth, to Lenders, ratably, in an amount equal to the sum of the outstanding principal and premium, if any owing to Lenders from Borrower on the Term Loan Advance hereunder;
(v)    Fifth, to Agent and the Lenders, ratably (in proportion to all remaining Obligations owing to each) in an amount equal to the sum of all other outstanding and unpaid Obligations (including indemnification claims not otherwise satisfied pursuant to the preceding clauses); and
(vi)    Finally, after the full and final payment in cash of all of the Obligations (other than inchoate obligations, any obligations under Bank Services Agreements for which other satisfactory arrangements with the provider of such Bank Services have been made and any other obligations which, by their terms, are to survive the termination of this Agreement), to Borrower or its representatives or as a court of competent jurisdiction may direct.
(vii)    Notwithstanding anything in this Agreement to the contrary, the above priorities shall not apply to any and/or all of FCB’s and its Affiliates’ present and future rights (whether described as rights of setoff, banker’s liens, chargeback or otherwise, and whether available to FCB and its Affiliates under the law or under any other agreement between FCB and Borrower concerning any account maintained by Borrower with FCB or any of its Affiliates) with respect to: (a) the face amount of a check, draft, money order, instrument, wire transfer of funds, automated clearing house entry, credit from a merchant card transaction, other electronic transfer of funds or other item (i) deposited in or credited to any such account and returned unpaid or otherwise uncollected or subject to an adjustment entry, whether for insufficient funds or for any other reason and without regard to the timeliness of the return or adjustment or the occurrence or timeliness of any other person’s notice of nonpayment or adjustment, (ii) subject to a claim against FCB or its Affiliates for breach of transfer, presentment, encoding, retention or other warranty under Federal Reserve Regulations or Operating Circulars, clearing house rules, the UCC or other applicable law, or (iii) for a merchant card transaction, against which a contractual demand for chargeback has been made; (b) service charges, fees or expenses payable or reimbursable to FCB or its Affiliates in connection with any such account or any related services; and (c) any adjustments or corrections of any posting or encoding errors, for which FCB and its Affiliates shall be senior to the other Lenders.
(f)    Insolvency Events. Subject to Section 9.14(h), in the event of any distribution, division, or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the property of Borrower or the proceeds thereof to the creditors of Borrower, or the readjustment of any Claims, whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of all or any part of any of the Claims, or the application of the property of Borrower to the payment or liquidation thereof, or upon the dissolution or other winding up of Borrower’s business, or upon the sale of all or any substantial part of Borrower’s property (any of the foregoing being hereinafter referred to as an “Insolvency Event”), then, and in any such event, and subject to any subordination arrangements to which the Lenders may be subject, (i) all payments and distributions of any kind or character, whether in cash or property or securities in respect of the Lenders’ Claims shall be distributed pursuant to the provisions of Section 9.14(e); (ii) each Lender shall promptly file a claim or claims, on the form required in such proceeding, for the full outstanding amount of such Lender’s Claim, and shall use its best efforts to cause said claim or claims to be approved; (iii) each of the Lenders hereby irrevocably agrees that, to the extent that it fails timely to do so, any other Lender may in the name of the first Lender, or otherwise, prove up any and all Claims of the first Lender relating to the first

Lender’s Claim; and (iv) in the event that, notwithstanding the foregoing, any payment or distribution of any kind or character (other than any payment received by FCB or its Affiliates in respect of Bank Services) in respect of a Lender’s Claims, whether in cash, properties or securities, shall be received by a Lender in excess of its ratable share, then the portion of such payment or distribution in excess of such Lender’s ratable share shall be received by such Lender in trust for and shall be promptly paid over to the other Lenders for application to the payments of amounts due on the other Lenders’ Claims.
(g)    Foreclosure.
(i)    Credit Bid By Lenders. Only by mutual agreement shall the Lenders make or cause to be made a credit bid at any foreclosure sale or other sale of any of the Collateral on behalf of the Lenders. If Lenders are the successful bidders at the sale, then (A) the amount to be credited against their respective Claims shall be allocated pro rata between the Lenders according to the balances of such Claims, and (B) Lenders shall take title to the Collateral so purchased together, each holding a pro rata undivided interest in such Collateral. The parties shall mutually agree as to the most favorable disposition of any Collateral purchased with any such credit bid.
(ii)    Cash Bid for Account of One Lender. No Lender shall make or cause to be made a cash bid at any foreclosure sale or other sale of any of the Collateral without the prior written consent of the other Lenders. If a cash bid is made and is successful, then (A) the proceeds of the sale shall be allocated as set forth in Section 9.14(e), and (B) the Lender that entered the successful bid shall acquire the Collateral so purchased for its own account, and no other Lender shall have any further interest in that Collateral upon the payment to such other Lender of the shares of the proceeds in accordance with Section 9.14(e).
(h)    Priority of Bank Services; Cash Collateral. The parties agree that (x) notwithstanding anything to the contrary contained in this Agreement, FCB’s or any its Affiliate’s lien on any Collateral in respect of Bank Services shall be senior in priority to the liens of Lenders under this Agreement to the extent of Borrower’s reimbursement obligations in respect of such Bank Services (collectively, the “Borrower Reimbursement Obligations”), and (y) FCB may extend credit to Borrower in connection with the provision of Bank Services and take such action as FCB deems necessary to enforce its rights and remedies (including, without limitation, any Enforcement Action against any Collateral and Borrower) to satisfy the Borrower Reimbursement Obligations with respect to Bank Services, all without prior notice to or the consent of Agent or any Lender. Notwithstanding the terms of this Agreement to the contrary, any Proceeds of Collection received by Agent or a Lender shall be paid over to FCB to be applied to the Borrower Reimbursement Obligations, with any remainder, after satisfaction of the Borrower Reimbursement Obligations to FCB, to be distributed to Agent and the Lenders in the manner and order set forth in Sections 1.10 and 9.14(e), as applicable. In addition to the provision of Bank Services by FCB, which may be provided on a cash secured or a non-cash secured basis, the parties acknowledge that Borrower may in the future desire to pledge cash and/or securities in connection with the provision by FCB to Borrower of Bank Services. The parties agree that notwithstanding anything to the contrary contained in this Agreement, Borrower may pledge cash and/or securities to FCB as collateral to secure its obligations to FCB relating to Bank Services (such cash and/or securities and the proceeds thereof (but expressly excluding any other Collateral) being hereinafter referred to as the “Cash Collateral”). Agent and the Lenders may not foreclose upon, or force FCB to take any actions with respect to, the Cash Collateral notwithstanding anything in this Agreement to the contrary. FCB consents to Borrower’s grant to Lenders of liens and security interests against the Cash Collateral, and the parties agree that the Cash Collateral and proceeds thereof shall be distributed to Agent and the Lenders, after satisfaction of the Borrower Reimbursement Obligations to FCB, in the manner and order set forth in Sections 1.10 and 9.14(e), as applicable. This Section 9.14(h) shall not in any way limit FCB’s rights under Section 9.14(e).
(i)    Relationship of Lenders. The relationship among the Lenders is, and at all times shall remain solely that of co-lenders. Lenders shall not under any circumstances be construed to be partners or joint venturers of one another; nor shall the Lenders under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with one another, or to owe any fiduciary duty to one another. Lenders do not undertake or assume any responsibility or duty to one another to select, review, inspect, supervise, pass judgment upon or otherwise inform each other of any matter in connection with Borrower’s property, any Collateral held by any Lender or the operations of Borrower. Each Lender shall rely entirely on its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by any Lender in connection with such matters is solely for the protection of such Lender.
(j)    Lender Representations. Each Lender represents and warrants that it is duly existing and in good standing under the laws of the jurisdiction of its formation and is qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified, except for such states as to which any failure so to qualify would not have a material adverse effect on such Lender. Each Lender represents and warrants that it has all necessary power and authority to execute, deliver and perform this Agreement in accordance with the terms hereof and that it has all requisite power and authority to own and operate its properties and to carry on its business as now conducted. Each Lender represents and warrants that (i) the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have each been duly authorized by all necessary action on the part of such Lender and (ii) this Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of such Lender, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.
(k)    Return of Payments. To the extent any payment for the account of Borrower in connection with the Loan Documents (other than any payment received by FCB in respect of Bank Services) is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis, to the extent that the original receipt of such payment was received on a pro rata basis.
10    NOTICES
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below; provided that, for clause (b), if such notice, consent, request, approval, demand or other communication is not sent during the normal business hours of the recipient, it shall be deemed to have been sent at the opening of business on the next Business Day of the recipient. Agent or Borrower may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Hawkeye 360, Inc.

196 Van Buren Street, Suite 450

Herndon, Virginia 20170

	Attn:	John Serafini, Chief Executive Officer, and Chief Legal Officer

	Email:	[ ]

with a copy to (which shall not constitute notice):	Cooley LLP

110 N. Wacker Drive

Chicago, IL 60606-1511

	Attn:	Addison Pierce

	Email:	[ ]

If to Agent:	Silicon Valley Bank, a division of First-Citizens Bank & Trust Company

11 W. 42nd Street

New York, New York 10036

	Attn:	Tyler Dietrich

	Email:	[ ]

with a copy to (which shall not constitute notice):	Morrison & Foerster LLP

200 Clarendon Street

Boston, Massachusetts 02116

	Attn:	Charles Stavros

	Email:	[ ]
11    CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER
Except as otherwise expressly provided in any of the Loan Documents, New York law governs the Loan Documents without regard to principles of conflicts of law that would require the application of the laws of another jurisdiction. Borrower, Agent and the Lenders each irrevocably and unconditionally submit to the exclusive jurisdiction of the State and Federal courts in the borough of Manhattan in New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Agent and the Lenders from bringing suit or taking other legal action in any other jurisdiction with respect to the Loan Documents or to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent and the Lenders. Borrower expressly, irrevocably and unconditionally submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby irrevocably and unconditionally consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, AGENT AND EACH LENDER WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT. EACH PARTY HERETO HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
This Section 11 shall survive the termination of this Agreement and the repayment of all Obligations.
12    GENERAL PROVISIONS

12.1    Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 3.3 of this Agreement) have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 3.1 of this Agreement), this Agreement may be terminated prior to the Term Loan Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Agent. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.
12.2    Successors and Assigns.
(a)    This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign or transfer this Agreement or any rights or obligations under it without Agent’s prior written consent (which may be granted or withheld in Agent’s sole discretion) and any other attempted assignment or transfer by Borrower shall be null and void. Agent and each Lender has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents (other than the Warrant, as to which assignment, transfer and other such actions are governed by the terms thereof). Notwithstanding the foregoing, so long as no Event of Default shall have occurred and is continuing, no Agent or any Lender shall assign its interests in the Loan Documents (other than the Warrant, as to which assignment, transfer and other such actions are governed by the terms thereof) to any Person who in the reasonable estimation of Agent or such Lender is (a) a direct competitor of Borrower, whether as an operating company or direct or indirect parent with voting control over such operating company, or (b) a vulture fund or distressed debt fund.
(b)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (c) of this Section and any written consent to such assignment required by paragraph (c) of this Section, Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee is a Defaulting Lender, Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Any Lender may, without the consent of, or notice to, Borrower or Agent, sell participations to one or more banks or other entities (a “Participant”), in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment(s) and/or the Advances made by it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii)  Borrower, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (ii) or (iii) the first proviso to this Section 12.2(c) that affects such Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Term Loan Advance or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Advance, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
12.3    Indemnification; Damage Waiver, etc.
(a)    General Indemnification. Borrower shall indemnify, defend and hold Agent, each Lender and their respective Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of Agent, each Lender and their respective Affiliates (each, an “Indemnified Person”) harmless against all losses, claims, damages, liabilities and related documented out-of-pocket expenses (including Lender Expenses and the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnified Person) (collectively, “Indemnified Claims”) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Credit Extension or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any environmental liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnified Person is a party thereto; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person. All amounts due under this Section 12.3 shall be payable promptly after demand therefor. This Section 12.3(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(b)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, Borrower shall not assert, and hereby waives, any claim against Agent, each Lender and their respective Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of Agent, each Lender and their respective Affiliates (each, a “Protected Person”) , on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) or any loss of profits arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Credit Extension, or the use of the proceeds thereof. No Protected Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
This Section 12.3 shall survive the termination of this Agreement until all statutes of limitation with respect to the Indemnified Claims, losses, and expenses for which indemnity is given shall have run.
12.4    Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
12.5    Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6    Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, or release, or subordinate Lenders’ security interest in, or consent to the transfer of, any Collateral shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the Required Lenders (and acknowledged by Agent), or Agent, as consented to by the Required Lenders, or as otherwise required pursuant to Section 9.14(d), and Borrower. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations among the parties about the subject matter of the Loan Documents merge into the Loan Documents.
12.7    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.
12.8    Confidentiality. Agent and each Lender agrees to maintain the confidentiality of Information (as defined below), except that Information may be disclosed (a) to Agent, Lenders and/or Agent’s or Lenders’ subsidiaries or Affiliates, and their respective employees, directors, partners, potential partners, officers, managers, agents, attorneys, accountants and other professional advisors (collectively, “Representatives” and, together with Agent and the Lenders, collectively, “Lender Entities”); (b) to prospective transferees, assignees, credit providers or purchasers of any of Agent’s or a Lender’s interests under or in connection with this Agreement and their Representatives (provided, however, that any prospective transferee, assignee, credit provider, purchaser or their Representatives shall have entered into an agreement containing provisions substantially the same as those in this Section); (c) as required by law, regulation, subpoena, or other order; (d) to Agent’s or any Lender’s regulators or as otherwise required or requested in connection with Agent’s or any Lender’s examination or audit; (e) in connection with the exercise of remedies under the Loan Documents or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; and (f) to third-party service providers of Agent and/or any Lender so long as such service providers have executed a confidentiality agreement with Agent or the Lenders, as applicable, with terms no less restrictive than those contained herein. “Information” means all information received from Borrower regarding Borrower or its business, in each case other than information that is either: (i) in the public domain or in Agent’s or any Lender’s possession when disclosed to Agent or such Lender, or becomes part of the public domain (other than as a result of its disclosure by Agent or a Lender in violation of this Agreement) after disclosure to Agent and/or the Lenders; or (ii) disclosed to Agent and/or a Lender by a third party, if Agent or such Lender, as applicable, does not know that the third party is prohibited from disclosing the information.
12.9    Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any Applicable Law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.
12.10    Right of Setoff. Borrower hereby grants to Agent, for the benefit of the Lenders, and each Lender a Lien and a right of setoff as security for all Obligations to Agent and the Lenders, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender or any entity under the control of Lender (including a subsidiary of Lender) or in transit to any of them, and other obligations owing to Agent or any such entity. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Agent or any Lender may setoff the same or any part thereof and apply the same to any liability or Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE AGENT OR ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF

WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
12.11    Captions and Section References. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement. Unless indicated otherwise, section references herein are to sections of this Agreement.
12.12    Construction of Agreement. The parties hereto mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
12.13    Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.
12.14    Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.
12.15    Anti-Terrorism Law. Agent and each Lender hereby notifies Borrower that, pursuant to the requirements of Anti-Terrorism Law, Agent or such Lender may be required to obtain, verify and record information that identifies Borrower, which information may include the name and address of Borrower and other information that will allow Agent or such Lender to identify Borrower in accordance with Anti-Terrorism Law. Borrower hereby agrees to take any action necessary to enable Agent or such Lender to comply with the requirements of Anti-Terrorism Law.
12.16    Online Banking Platform. If Borrower uses Agent’s online banking platform in connection with this Agreement, Borrower agrees to be bound by and comply with the applicable online banking terms and conditions and related online banking documents as in effect from time to time. The online banking terms and conditions may be provided as hyperlinks or “click-through” agreements on the website, which may be updated from time to time. Continued use of Agent’s online banking platform shall constitute Borrower’s acceptance of the applicable terms and conditions. Borrower is solely responsible for any of Borrower’s employees’ or agents’ compliance with the online banking terms and conditions and shall ensure that (a) all persons utilizing Agent’s online banking platform in connection with this Agreement, including the Administrator and other users added by them, have all relevant authority to perform the specified roles and functions on Borrower’s behalf, and (b) any use of Agent’s online banking platform in connection with this Agreement complies with the terms of this Agreement. Agent shall be entitled to assume the authenticity, accuracy and completeness of any information, instruction or request for a Credit Extension submitted via Agent’s online banking platform and to further assume that any submissions or requests made via Agent’s online banking platform have been duly authorized by an Administrator and are otherwise in accordance with the terms of this Agreement.
13    ACCOUNTING TERMS AND OTHER DEFINITIONS
13.1    Accounting and Other Terms.
(a)    Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP (except for with respect to unaudited financial statements for the absence of footnotes and subject to year-end audit adjustments), provided that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Agent (or Agent on behalf of the Lenders) shall so request, Borrower, Agent and the Lenders shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(b)    As used in the Loan Documents: (i) the words “shall” or “will” are mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative; (ii) the term “continuing” in the context of an Event of Default means that the Event of Default has not been remedied (if capable of being remedied) or waived; and (iii) whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.
13.2    Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in this Section 13.2. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. As used in this Agreement, the following capitalized terms have the following meanings:
“Account” is, as to any Person, any “account” of such Person as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Person.
“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
“Acquisition” is the Merger (as defined in the Acquisition Agreement (as in effect on the Effective Date).
“Acquisition Agreement” is that certain Agreement and Plan of Merger dated as of the Effective Date, by and among Parent; Forrestal Merger Sub, Inc., a Texas corporation and wholly owned subsidiary of Parent; ISA; and David Stevens, as the Shareholder Representative.
“Acquisition Documentation” is, collectively, the Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.
“Administrator” is an individual that is named:
(a)     as an “Administrator” or similar role in the online banking enrollment form or related documents completed by Borrower with the authority to determine who will be authorized to use Agent’s online banking platform on behalf of Borrower in connection with this Agreement; and
(b)     as an Authorized Signer of Borrower in an approval by the Board.
“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
“Agent” is defined in the preamble hereof.
“Agreement” is defined in the preamble hereof.
“AICF II” is defined in the preamble hereof.
“Anti-Terrorism Law” means any law relating to terrorism or money-laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators, including the Corporate Transparency Act.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.2), and accepted by Agent, in any form approved by Agent.
“Authorized Signer” means any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of Borrower.
“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by FCB or any FCB Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in FCB’s various agreements related thereto (each, a “Bank Services Agreement”).
“Bank Services Agreement” is defined in the definition of Bank Services.
“Board” is Borrower’s board of directors or equivalent governing body.
“Borrower” is set forth in the first paragraph of this Agreement.
“Borrower Reimbursement Obligations” is defined in Section 9.14(h).
“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Agent approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Agent and the Lenders may conclusively rely on such certificate unless and until such Person shall have delivered to Agent a further certificate canceling or amending such prior certificate.
“Business Day” is a day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close.
“Cash Collateral” is defined in Section 9.14(h).
“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) FCB’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least 95.0% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of 49.0% or more of the ordinary voting power for the election of directors, partners, managers and members, as applicable, of Parent (determined on a fully diluted basis) other than by the sale of Parent’s equity securities in a public offering; (b) during any period of 12 consecutive months, a majority of the members of the Board of Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, Parent shall cease to own and control, of record and beneficially, directly or indirectly, 100.0% of each class of outstanding stock, partnership, membership, or other ownership interest or other equity securities of each Subsidiary of Parent free and clear of all Liens (except Permitted Liens).
“Change in Law” means the occurrence, after the Effective Date, of: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in Applicable Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Claim” means any and all present and future “claims” (used in its broadest sense, as contemplated by and defined in Section 101(5) of the United States Bankruptcy Code, but without regard to whether such claim would be disallowed under the United States Bankruptcy Code) of a Lender now or hereafter arising or existing under or relating to this Agreement and related Loan Documents, whether joint, several, or joint and several, whether fixed or indeterminate, due or not yet due, contingent or non-contingent, matured or unmatured, liquidated or unliquidated, or disputed or undisputed, whether under a guaranty or a letter of credit, and whether arising under contract, in tort, by law, or otherwise, any interest or fees thereon (including interest or fees that accrue after the filing of a petition by or against Borrower under the United States Bankruptcy Code, irrespective of whether allowable under the United States Bankruptcy Code), any costs of Enforcement Actions, including reasonable attorneys’ fees and costs, and any prepayment or termination premiums.
“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
“Collateral” consists of all of Borrower’s right, title and interest in and to the following personal property:
(a)    all goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, Intellectual Property, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, securities accounts, securities entitlements and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located;
(b)    all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing; and
(c)    Notwithstanding the foregoing, the Collateral does not include any property to the extent that such grant of security interest is prohibited by any Applicable Law of a Governmental Authority or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except to the extent that such Applicable Law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity; provided, however, that such security interest shall attach immediately at such time as such Applicable Law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, shall attach immediately to any portion of the Collateral that does not result in such consequences.
“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
“Commitment” and “Commitments” means the Term Loan Commitment(s).
“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
“Compliance Statement” is that certain statement in the form attached hereto as Exhibit A.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Adjusted EBITDA” shall mean (a) Net Income, plus (b) to the extent deducted in the calculation of Net Income (i) Interest Expense, (ii) depreciation expense and amortization expense, and (iii) income tax expense.
“Consolidated Revenue Leverage Ratio” means, as at the last day of any period, the ratio of (a) the sum of (i) the outstanding Term Loan Advances (including the PIK Amount) under this Agreement plus (ii) the outstanding Term Loan Advances (as defined in the Senior Loan Agreement (or any successor or replacement definition)), to (b) Parent’s consolidated revenue under GAAP measured on a trailing twelve-month basis; provided that for purposes of this definition, consolidated revenue for any period shall be determined on a pro forma basis to give effect to any Permitted Acquisitions or any disposition of any business consummated during such period, in each case as if such transaction occurred on the 1st day of such period.
“Contingent Obligation” is, for any Person, any direct or indirect liability of that Person for (a) any direct or indirect guaranty by such Person of any indebtedness, lease, dividend, letter of credit, credit card or other obligation of another, (b) any other obligation endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (c) any obligations for undrawn letters of credit for the account of that Person; and (d) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Agent pursuant to which Agent obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
“Credit Extension” is the Term Loan Advance or any other extension of credit by any Lender for Borrower’s benefit.
“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
“Default Rate” is defined in Section 1.3(c).
“Defaulting Lender” is, subject to Section 10.10(b), any Lender that (a) has failed to (i) fund all or any portion of its Term Loan Advance within two (2) Business Days of the date the Term Loan Advance were required to be funded hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrower or Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Term Loan Advance hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Agent or Borrower, to confirm in writing to Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 10.10(b)) upon delivery of written notice of such determination to Borrower and each Lender.
“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
“Designated Deposit Account” is the deposit account established by Borrower with FCB for purposes of receiving Credit Extensions.
“Digital Assets” means all cryptocurrencies, virtual currencies, coins, tokens and other digital assets. For the avoidance of doubt any references to cash or Cash Equivalents in this Agreement shall be deemed not to include Digital Assets.

“Disqualified Stock” is any capital stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the later of the Term Loan Maturity Date under this Agreement and the Term Loan Maturity Date (as defined in the Senior Loan Agreement (or any successor or replacement definition)).
“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, Section 17-220 of the Delaware Revised Uniform Limited Partnership Act for limited partnerships formed under Delaware law, or any analogous action taken pursuant to any other Applicable Law with respect to any corporation, limited liability company, partnership or other entity.
“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Agent at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.
“Effective Date” is set forth on Schedule I hereto.
“Enforcement Action” means, with respect to any Lender and with respect to any Claim of such Lender or any item of Collateral in which such Lender has or claims a security interest, lien or right of offset, any action, whether judicial or nonjudicial, to repossess, collect, accelerate, offset, recoup, give notification to third parties with respect to, sell, dispose of, foreclose upon, give notice of sale, disposition, or foreclosure with respect to, or obtain equitable or injunctive relief with respect to, such Claim or Collateral. The filing, or the joining in the filing, by any Lender of an involuntary bankruptcy or insolvency proceeding against Borrower also is an Enforcement Action.
“Enforcing Lender” has the meaning given to such term in Section 9.14(c).
“Environmental Laws” means any Applicable Law (including any permits, concessions, grants, franchises, licenses, agreements or governmental restrictions) relating to pollution or the protection of health, safety or the environment or the release of any hazardous materials into the environment (including those related to hazardous materials, air emissions, discharges to waste or public systems and health and safety matters).
“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.
“Erroneous Payment” has the meaning assigned to it in Section 9.13(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.13(d).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.139.(d).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.13(d).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.13(d).

“Event of Default” is defined in Section 7.
“Exchange Act” is the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to Agent or any Lender or required to be withheld or deducted from a payment to Agent or any Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Agent or any Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Agent or any Lender with respect to an applicable interest in a Credit Extension pursuant to a law in effect on the date on which (i) Agent or any Lender acquires such interest in the Credit Extensions or (ii) Agent or any Lender changes its lending office, except in each case to the extent that, pursuant to Section 1.7, amounts with respect to such Taxes were payable either to Agent’s or such Lender’s assignor immediately before Agent or such Lender became a party hereto or to Agent or such Lender immediately before it changed its lending office, (c) Taxes attributable to Agent’s or any Lender’s failure to comply with Section 1.7(e), and (d) any withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.
“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by SVB from three federal funds brokers of recognized standing selected by it.
“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of accrued interest) due on the earliest to occur of (a) the Term Loan Maturity Date, (b) the repayment of the Term Loan Advance in full, (c) as required pursuant to Sections 1.5(c) or 1.5(d), or (d) the termination of this Agreement, in an amount equal to the original aggregate principal amount of the Term Loan Advance multiplied by one and 95/100 percent (1.95%).
“Financial Statement Repository” is Agent’s e-mail address specified in Section 10 or such other means of collecting information approved and designated by Agent after providing notice thereof to Borrower from time to time.
“Foreign Currency” is the lawful money of a country other than the United States.
“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.
“Funds Flow Memorandum” is that certain memorandum, in form and substance satisfactory to the Agent and attached to the Notice of Borrowing, detailing the source and use of the proceeds of the Term Loan Advance.
“FX Contract” is any foreign exchange contract by and between Borrower and FCB under which Borrower commits to purchase from or sell to FCB a specific amount of Foreign Currency at a set price or on a specified date.
“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Guarantor” is any Person providing a Guaranty in favor of Agent and the Lenders.
“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“HE Federal” is defined in the preamble hereof.
“HEF” is defined in the preamble hereof
“Hercules” is defined in the preamble hereof.
“Hercules Capital” is defined in the preamble hereof.
“HGLF IV” is defined in the preamble hereof.
“HPCF 1” is defined in the preamble hereof.
“HVGCOF 1” is defined in the preamble hereof.
“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds, letters of credit and credit cards, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (d) Contingent Obligations and (e) other short- and long-term obligations under debt agreements, lines of credit and extensions of credit.
“Indemnified Claims” is defined in Section 12.3.
“Indemnified Person” is defined in Section 12.3.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Information” is defined in Section 12.8.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, receivership or other relief.
“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:
(a)    its Copyrights, Trademarks and Patents;
(b)    any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;
(c)    any and all source code;
(d)    any and all design rights which may be available to such Person;
(e)    any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
(f)    all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of applicable target and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).
“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.
“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
“Investment” is any beneficial ownership interest in any Person (including stock, partnership, membership, or other ownership interest or other equity securities), and any loan, advance or capital contribution to any Person.
“IP Agreement” is that certain Intellectual Property Security Agreement between Borrower and Agent dated as of the Effective Date, as may be amended, modified or restated from time to time.
“IPO” is Parent’s initial, underwritten offering and sale of its securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended.
“ISA” is INNOVATIVE SIGNAL ANALYSIS INC., a Texas corporation.
“Key Person” is Parent’s Chief Executive Officer, who is John Serafini as of the Effective Date.
“Lender Entities” is defined in Section 12.8.
“Lender Expenses” are all of Agent’s and the Lenders’ audit fees, costs and reasonable and documented expenses (including reasonable, out-of-pocket and documented attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor in connection with the Loan Documents.
“Lender” and “Lenders” is defined in the preamble.
“Letter of Credit” is a standby or commercial letter of credit issued by FCB upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.
“Lien” is a claim, mortgage, deed of trust, levy, attachment charge, pledge, hypothecation, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Perfection Certificate, the Warrant, each Funds Flow Memorandum, the Stock Pledge Agreement, the IP Agreement, any Control Agreements, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, landlord waivers and consents, bailee waivers and consents, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Agent and the Lenders in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified in accordance with the terms thereof from time to time.
“Material Adverse Change” is (a) a material impairment in the perfection or priority of Agent’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.
“Net Income” means, as calculated on a consolidated basis for the applicable target and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of the applicable target and its Subsidiaries for such period taken as a single accounting period.
“Notice of Borrowing” is that certain form in the form attached hereto as Exhibit B.
“Obligations” are Borrower’s obligations to pay when due any debts, principal (including the PIK Amount), interest, fees, Lender Expenses, the Prepayment Fee, the Final Payment, and other amounts Borrower owes Agent and the Lenders now or later, whether under this Agreement, the other Loan Documents (other than the Warrant), or otherwise, including, without limitation, all obligations relating to Bank Services and interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Agent and/or the Lenders or their Affiliates, and to perform Borrower’s duties under the Loan Documents (other than the Warrant).
“OFAC” is the Office of Foreign Assets Control of the United States Department of the Treasury and any successor thereto.
“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership or limited partnership, its partnership agreement or limited partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Other Connection Taxes” means, with respect to Agent or any Lender, Taxes imposed as a result of a present or former connection between Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Credit Extension or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Parent” is set forth in the first paragraph of this Agreement.
“Participant” is defined in Section 12.2(c).
“Participant Register” is defined in Section 12.2(c).
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Payment Date” is set forth on Schedule I hereto.
“Payment Recipient” has the meaning assigned to it in Section 9.13(a).
“Perfection Certificate” is the Perfection Certificate delivered by Borrower in connection with this Agreement, as may be updated from time to time pursuant to the terms herein.
“Permitted Acquisition” means a transaction whereby Borrower acquires all or substantially all of the capital stock or property of another Person, which satisfies each of the following conditions:
(a)    Borrower has delivered to Agent, evidence satisfactory to Agent in its sole and absolutely discretion that it will be in compliance with Section 5.8 of this Agreement at the time of any Permitted Acquisition and immediately after giving effect to such Permitted Acquisition;
(b)    such transaction shall only involve an entity formed, and assets located, in the United States, and the party or parties being acquired is in the same or a substantially similar line of business as Borrower;
(c)    no Event of Default has occurred and is continuing or would exist after giving effect to the transaction and Agent has received satisfactory evidence that Borrower is in compliance with all terms and conditions of this Agreement (and that it will be in compliance after giving effect to the transaction);
(d)    the acquisition is approved by the Board (or equivalent control group) of all parties to the transaction;
(e)    the total aggregate value of the consideration to be paid by Borrower and its Subsidiaries (including, without limitation, any earn-out and other deferred consideration obligations, but excluding capital stock of Parent that is not Disqualified Stock) in connection therewith in all of the contemplated transactions during the term of this Agreement does not exceed $12,500,000;
(f)    Borrower provides Agent (i) written notice of the transaction at least 10 days before the closing of the transaction, and (ii) copies of the acquisition agreement and other material documents relative to the contemplated transaction and such other financial information, financial analysis, documentation or other information relating to such transaction as Agent shall reasonably request at least 10 days before the closing of the transaction;
(g)    Borrower is a surviving legal entity after completion of the contemplated transaction;
(h)    the contemplated transaction is consensual and non-hostile;
(i)    no Indebtedness will be incurred, assumed, or would exist with respect to Borrower or its Subsidiaries as a result of the contemplated transaction, other than Permitted Indebtedness, and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or its Subsidiaries as a result of the contemplated transaction, other than Permitted Liens;
(j)    any direct Subsidiary of Borrower acquired in the contemplated transaction shall, within 30 days (or such longer period of time as Agent may agree in writing) of the consummation of the transaction, become a  Borrower) hereunder and provide to Agent a joinder to this Agreement to cause such Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such Subsidiary;
(k)    the acquisition and the company being acquired is accretive in all respects;
(l)    the assets being acquired or the target whose stock is being acquired did not have pro forma Consolidated Adjusted EBITDA that is negative (after taking into account reasonable adjustments, including the effects of proposed consolidation and restructuring by Borrower after such proposed purchase or acquisition) during the 12 month consecutive period most recently concluded prior to the consummation of such proposed acquisition; and
(m)    Borrower shall have delivered to Agent, at least 5 Business Days prior to the date on which any such acquisition is to be consummated (or such later date as is agreed by Agent in its sole discretion), a certificate of a Responsible Officer of Borrower, in form and substance reasonably satisfactory to Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.
“Permitted Indebtedness” is:
(a)    Borrower’s Indebtedness to Agent and the Lenders under this Agreement and the other Loan Documents;
(b)    Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;
(c)    Subordinated Debt; provided that any convertible Indebtedness issued by Parent that is Subordinated Debt shall not require cash interest, principal or fees to be paid prior to maturity and shall have a maturity date at least 91 days after the Term Loan Maturity Date and the Term Loan Maturity Date (as defined in the Senior Loan Agreement (or any successor or replacement definition));
(d)    unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(e)    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(f)    Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;
(g)    Indebtedness in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be due and payable or with respect to which Borrower is contesting the amount or validity thereof in accordance with Section 4.8;
(h)    Indebtedness consisting of judgments not otherwise constituting an Event of Default under Section 7.7;
(i)    Indebtedness consisting of Permitted Investments under clauses (l) and (n) of the definition of “Permitted Liens” hereunder;

(j)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (i) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be;
(k)    Indebtedness in connection with the Senior Loan Agreement so long as such Indebtedness is subject to the Subordination Agreement;
(l)    Indebtedness to FCB in connection with Bank Services (other than the letters of credit set forth in clause (m) below) in an aggregate principal amount not to exceed $5,000,000 at any time;
(m)    Indebtedness in connection with those certain letters of credit identified as numbers 001100442795, 001100545359, and 001100545590 issued by FCB in the aggregate face amounts of $4,587,194.75, including any renewals or extensions thereof; and
(n)    other unsecured Indebtedness not otherwise permitted by Section 6.4 not exceeding $200,000 in the aggregate outstanding at any time.
“Permitted Investments” are:
(a)    Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate;
(b)    (i) Investments consisting of Cash Equivalents and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Agent;
(c)    Investments accepted in connection with Transfers permitted by Section 6.1;
(d)    Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 6.3 of this Agreement, which is otherwise a Permitted Investment;
(e)    Investments consisting of Permitted Acquisitions;
(f)    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business;
(g)    Investments in an aggregate outstanding amount not to exceed $500,000 at any time, consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers, directors, partners, managers and members relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee equity purchase plans or similar agreements approved by the Board;
(h)    to the extent it is deemed to be an Investment, up-front fees, license fees, milestone payments, royalty payments and other cash payments arising in the ordinary course of business in connection with the acquisition of rights to intellectual property of a third party;
(i)    Investments consisting of deposit or securities accounts (but only to the extent that Borrower is permitted to maintain such accounts pursuant to Section 5.7 of this Agreement) in which, to the extent required pursuant to Section 5.7 and Section 5.15, Agent has a Control Agreement in its favor;
(j)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(k)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (j) shall not apply to Investments of Borrower in any Subsidiary;
(l)    Investments by (i) Borrower in any Subsidiaries which are not a Borrower or Guarantor for ordinary, necessary and current operating expenses in an amount not to exceed $200,000 in the aggregate amongst all such Subsidiaries in any 12 month period, so long as an Event of Default does not exist at the time of any such Investment and would not exist after giving effect to any such Investment, (ii) Subsidiaries which are not a Borrower or Guarantor in other Subsidiaries for ordinary, necessary and current operating expenses, (iii) any Subsidiary in Borrower, (iv) a Borrower in another Borrower and (v) Borrower in any Subsidiary which is a Borrower or Guarantor;
(m)    joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed $200,000 in the aggregate in any 12 month period; and
(n)    other Investments not otherwise permitted by Section 6.7 not exceeding $200,000 in the aggregate in any 12 month period.
“Permitted Liens” are:
(a)    Liens existing on the Effective Date which are shown on the Perfection Certificate or arising under this Agreement or the other Loan Documents;
(b)    Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code;
(c)    purchase money Liens or capital leases (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than $200,000 in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;
(d)    non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;
(e)    Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed $250,000 and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(f)    Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
(g)    Liens, deposits and pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or other similar obligations arising in the ordinary course of business in an aggregate amount not to exceed $250,000;
(h)    Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 7.4 and 7.7;

(i)    leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Agent a security interest therein;
(j)    customary Liens of any bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit account or securities account of Borrower, provided that such account is permitted to be maintained pursuant to Section 5.7 of this Agreement;
(k)    easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(l)    Liens arising from the filing of any precautionary financing statement on operating leases covering the leased property, to the extent such operating leases are permitted under this Agreement;
(m)    Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(n)    Liens securing Indebtedness permitted pursuant to clause (k) of the definition of “Permitted Indebtedness” so long as such Liens are subject to the Subordination Agreement;
(o)    Liens on cash collateral securing Indebtedness permitted (i) pursuant to clause (l) of the definition of “Permitted Indebtedness” in an amount not to exceed $5,000,000 and (ii) pursuant to clause (m) of the definition of “Permitted Indebtedness” in an amount not to exceed the lesser of $4,587,194.75 (excluding interest, if any, thereon) and 108.0% of the face amount such letters of credit; and
(p)    Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (n), to the extent such extension, renewal or refinancing is permitted hereunder, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.
“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“PIK Amount” is set forth on Schedule I hereto.
“PIK Rate” is set forth on Schedule I hereto.
“Pinegrove” is defined in the preamble hereof.
“Proceeds of Collection” is defined in Section 9.14(e).
“Prepayment Fee” shall be an additional fee, payable to (x) Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares in an amount equal to, if such prepayment is made prior to the two (2) year anniversary of the Effective Date, one percent (1.0%) of the principal amount prepaid. Notwithstanding the foregoing, Agent and Lenders shall waive the Prepayment Fee and no Prepayment Fee is due if the Term Loan Advances are (a) refinanced using the proceeds of a new credit facility from each of FCB, Hercules and Pinegrove (or, in each case, one of their Affiliated funds or investment vehicles), (b) prepaid within 60 days of the consummation of an IPO, or (b) prepaid pursuant to Section 1.2.
“Prime Rate” is set forth on Schedule I hereto.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Term Loan Advance held by such Lender by the aggregate outstanding principal amount of all Term Loan Advance.
“Protected Person” is defined in Section 12.3.
“Register” is defined in Section 9.11.
“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
“Removal Effective Date” is defined in Section 9.12(d).
“Representatives” is defined in Section 12.8.
“Required Lenders” means:
(a)    at any time multiple Lenders have advanced Term Loans or have Term Loan Commitments, at least two Lenders who hold more than a majority of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the aggregate Term Commitments then in effect; provided that (x) a Lender and its Affiliates shall be deemed one Lender and (y) for so long as a Lender on the Effective Date (each an “Original Lender”) has not assigned or transferred any of its interests in their Term Loan other than to an Affiliate of such Lender, such Original Lender shall be a Required Lender; and
(b)    at any time only one Lender has outstanding Term Loans and Term Commitments, “Required Lenders” means such Lender;
provided that no Defaulting Lender shall at any time be included in the determination of “Required Lenders”.
“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller, or other similar officer of Borrower.
“Restricted License” is any material license or other material agreement (other than over-the-counter software commercially available to the public) with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Agent’s and the Lenders’ right to sell any Collateral; provided, however, that off-the-shelf software, open source code, application programming interfaces (APIs) and/or other trademarks, copyrights or patents or similar proprietary rights of others that are commercially available to the public under shrinkwrap licenses, clickwrap licenses, online terms of service or other terms of use or similar agreements in the ordinary course of business shall not constitute a Restricted License.
“SAM Account” is defined in Section 5.7(c).
“Sanctioned Person” means a Person that: (a) is listed on any Sanctions list maintained by OFAC or any similar Sanctions list maintained by any other Governmental Authority having jurisdiction over Borrower; (b) is located, organized, or resident in any country, territory, or region that is the subject or target of Sanctions; or (c) is 50.0% or more owned or controlled by one (1) or more Persons described in clauses (a) and (b) hereof.
“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by the United States government and any of its agencies, including, without limitation, OFAC and the U.S. State Department, or any other Governmental Authority having jurisdiction over Borrower.
“SEC” is the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
“Senior Lender” is “Bank” (as defined in the Senior Loan Agreement (or any successor or replacement definition)).
“Senior Loan Agreement” means that certain Loan and Security Agreement by and between Senior Lender and Borrower dated as of the Effective Date, as may be amended, modified, supplemented and/or restated from time to time in accordance with the Subordination Agreement.
“Series E Equity Financing” means the Parent’s sale of Series E preferred stock.
“SMA” is defined in the preamble hereof.
“Stock Pledge Agreement” is that certain Stock Pledge Agreement between Borrower and Agent dated as of the Effective Date, as may be amended, modified or restated from time to time.
“Subordinated Debt” is indebtedness incurred by Borrower or any of its Subsidiaries subordinated to all of Borrower’s or any of its Subsidiaries’ now or hereafter indebtedness to Agent and the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Agent entered into between Agent and the other creditor), on terms acceptable to Agent.
“Subordination Agreement” means that certain Subordination Agreement by and among Senior Lender, Agent and the Lenders, dated as of the Effective Date (as the same may from time to time be amended, modified, supplemented and/or restated).
“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock, partnership, membership, or other ownership interest or other equity securities having ordinary voting power (other than stock, partnership, membership, or other ownership interest or other equity securities having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Advance” is defined in Section 1.1 of this Agreement.
“Term Loan Commitment” means, for any Lender, the obligation of such Lender to make a Term Loan Advance as and when available, up to the principal amount shown on Schedule II hereto.
“Term Loan Commitment Fee” is set forth on Schedule I hereto.
“Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.
“Term Loan Commitment Percentage” means, as to any Lender at any time, the percentage (carried out to the fourth decimal place) of the Term Loan Commitments represented by such Lender’s Term Loan Commitment at such time. The initial Term Loan Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule II hereto.
“Term Loan Maturity Date” is set forth on Schedule I hereto.

“Trademarks” means, with respect to any Person, any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of such Person connected with and symbolized by such trademarks.
“Transfer” is defined in Section 6.1.
“USA Patriot Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56, signed into law on October 26, 2001), as amended from time to time.
“Warrant” means, collectively, (a) that certain Warrant to Purchase Stock dated as of the Effective Date between Borrower and FCB, (b) that certain Warrant to Purchase Stock dated as of the Effective Date between Borrower and AICF II, (c) that certain Warrant to Purchase Stock dated as of the Effective Date between Borrower and SMA (d) that certain Warrant to Purchase Stock dated as of the Effective Date between Borrower and Hercules Capital, (e) that certain Warrant to Purchase Stock dated as of the Effective Date between Borrower and HPCF 1, (f) that certain Warrant to Purchase Stock dated as of the Effective Date between Borrower and HVGCOF 1, (g) that certain Warrant to Purchase Stock dated as of the Effective Date between Borrower and HGLF IV, and (h) that certain Warrant to Purchase Stock dated as of the Effective Date between Borrower and HEF in the case of (a) through (h), each as may be amended, modified, supplemented and/or restated from time to time.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

HAWKEYE 360, INC.

By:	/s/ Craig Searle
Name: Craig Searle
Title: Chief Financial Officer and Treasurer

HAWKEYE 360 FEDERAL, INC.

By:	/s/ Todd Probert
Name: Todd Probert
Title: President

AGENT:

FIRST-CITIZENS BANK & TRUST COMPANY

By:	/s/ Tyler Dietrich
Name: Tyler Dietrich
Title: Managing Director

LENDERS:

FIRST-CITIZENS BANK & TRUST COMPANY

By:	/s/ Tyler Dietrich
Name: Tyler Dietrich
Title: Managing Director

ARIZONA INNOVATION CREDIT FUND, L.P., as a lender on behalf of Arizona Innovation Credit Fund, L.P. – Pool II

By: Pinegrove Innovation Credit Partners SMA II, LLC, a Delaware limited liability company, its General Partner

By:	/s/ Ryan Grammer
Name: Ryan Grammer
Title: Partner
Signature Page to Mezzanine Loan and Security Agreement

INNOVATION CREDIT SMA II, L.P., as a lender on behalf of Innovation Credit SMA II, L.P. – Pool II

By: Pinegrove Innovation Credit Partners SMA II, LLC, a Delaware limited liability company, its General Partner

By:	/s/ Ryan Grammer
Name: Ryan Grammer
Title: Partner

HERCULES CAPITAL, INC., as a lender

By:	/s/ Prentis Robinson III
Name: Prentis Robinson III
Title: Associate General Counsel

HERCULES PRIVATE CREDIT FUND 1 L.P., as a lender

By: Hercules Private Global Venture Growth Fund GP I LLC, its General Partner

By:	/s/ Prentis Robinson III
Name: Prentis Robinson III
Title: Authorized Signatory

HERCULES VENTURE GROWTH CREDIT OPPORTUNITIES FUND 1 L.P., as a lender

By: Hercules Venture Growth Credit Opportunities Fund GP I LLC, its General Partner

By:	/s/ Prentis Robinson III
Name: Prentis Robinson III
Title: Authorized Signatory

HERCULES GROWTH LENDING FUND IV LP, as a lender

By: Hercules Growth Lending Fund GP LLC, its General Partner

By:	/s/ Prentis Robinson III
Name: Prentis Robinson III
Title: Authorized Signatory
Signature Page to Mezzanine Loan and Security Agreement

HERCULES EVERGREEN FUND LP, as a lender

By: Hercules Evergreen Fund GP LLC, its General Partner

By:	/s/ Prentis Robinson III
Name: Prentis Robinson III
Title: Authorized Signatory
Signature Page to Mezzanine Loan and Security Agreement

SCHEDULE I
LSA PROVISIONS
I-1

SCHEDULE II
TERM LOAN COMMITMENTS
II-1

EXHIBIT A
COMPLIANCE STATEMENT

EXHIBIT B
Notice of Borrowing
3

Exhibit A
Funds Flow Memorandum
4